                                                                     Exhibit 2.4
================================================================================

                          AGREEMENT AND PLAN OF MERGER



                                      Among



                         Intermedia Communications Inc.,
                          Sumter One Acquisition, Inc.,
                          Sumter Two Acquisition, Inc.,
                  National Telecommunications of Florida, Inc.,
                                    NTC, Inc.

                                       and

                               the stockholders of
                  National Telecommunications of Florida, Inc.
                                  and NTC, Inc.













                             Dated February 11, 1998

================================================================================

                                             TABLE OF CONTENTS
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                                                                                                      Page
                                                                                                      ----
ARTICLE I
                     THE MERGERS
          1.1.  Mergers; Surviving Corporation...........................................................2
          1.2.  Certificates of Incorporation............................................................2
          1.3.  By-Laws..................................................................................3
          1.4.  Directors and Officers...................................................................3
          1.5.  Effective Time...........................................................................3
          1.6.  Conversion of Shares.....................................................................3
          1.7.  Sub Common Stock.........................................................................7
          1.8.  Exchange of Shares.......................................................................7
          1.9.  Escrow...................................................................................9
          1.10. Adjustments.............................................................................11
          1.11. Allocation Among Stockholders ..........................................................12

ARTICLE II
                     REGISTRATION RIGHTS
          2.1.  Registration Rights.....................................................................12

ARTICLE III
                     REPRESENTATIONS AND WARRANTIES
                     OF THE STOCKHOLDERS
          3.1.  Organization, Authority and Qualification ..............................................12
          3.2.  Capital Stock of Target; Ownership of the Shares........................................13
          3.3.  No Subsidiaries.........................................................................14
          3.4.  Corporate Books and Records.............................................................14
          3.5.  No Conflict.............................................................................14
          3.6.  Governmental Consents and Approvals.....................................................15
          3.7.  Financial Information, Books and Records................................................15
          3.8.  No Undisclosed Liabilities..............................................................16
          3.9.  Receivables.............................................................................17
          3.10. Conduct in the Ordinary Course; Absence of
                Certain Changes, Events and Conditions..................................................17
          3.11. Litigation..............................................................................20
          3.12. Certain Interests.......................................................................20
          3.13. Compliance with Laws; Licenses..........................................................21
          3.14. Material Contracts......................................................................22
          3.15. Intellectual Property...................................................................24
          3.16. Assets..................................................................................24
          3.17. Customers...............................................................................25
          3.18. Suppliers...............................................................................26
          3.19. Employee Benefit Plans..................................................................26
          3.20. Labor Matters...........................................................................28
          3.21. Key Employees...........................................................................28
          3.22. Taxes...................................................................................28
          3.23. Insurance...............................................................................30
          3.24. Accounts; Lockboxes; Safe Deposit Boxes.................................................30
          3.25. Full Disclosure.........................................................................31

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
          3.26. Brokers.................................................................................31
          3.27. Investment Purposes, etc................................................................31
          3.28. Tax Reporting...........................................................................32

ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF
                     ENTERPRISE AND THE SUBS
          4.1.  Organization and Authorization, etc.....................................................33
          4.2.  Non-Contravention.......................................................................33
          4.3.  Approvals...............................................................................34
          4.4.  Shares of Enterprise Common Stock.......................................................34
          4.5.  SEC Reports.............................................................................34
          4.6.  No Brokers..............................................................................35
          4.6.  Capitalization..........................................................................35
          4.6.  Full Disclosure.........................................................................35
          4.6.  Tax Reporting...........................................................................36
          4.6.  Continuity of Business Enterprise.......................................................36

ARTICLE V
                     COVENANTS OF TARGET AND THE STOCKHOLDERS
          5.1.  Conduct of Business.....................................................................36
          5.2.  No Solicitation.........................................................................38
          5.3.  Accountants' Cooperation................................................................39
          5.4.  Completion of Schedule 3.22.............................................................39
          5.5.  Waiver of Transfer Restrictions.........................................................39

ARTICLE VI
                     ADDITIONAL AGREEMENTS
          6.1.  Compliance with Conditions Precedent, etc...............................................39
          6.2.  Certain Notifications...................................................................40
          6.3.  Adoption by the Subs and Target.........................................................40
          6.4.  Expenses................................................................................40
          6.5.  Public Announcements....................................................................40
          6.6.  Transition Arrangements.................................................................40
          6.7.  Non-Competition.........................................................................41
          6.8.  Sumter One Employees Trust..............................................................41
          6.9.  Access and Information; Confidentiality.................................................41
          6.10. Conduct of the Target Business after the Effective Date ................................42
          6.11. Projections; Future Performance.........................................................42

ARTICLE VII
                     CONDITIONS
          7.1.  Conditions to the Mergers...............................................................43
          7.2.  Additional Conditions to Obligations of the Stockholders and Target.....................43
          7.3.  Additional Conditions to Obligations of Enterprise and the Subs.........................45

ARTICLE VIII
                     TERMINATION, AMENDMENT AND WAIVER
          8.1.  Termination.............................................................................47
          8.2.  Effect of Termination...................................................................48
          8.3.  Amendment...............................................................................48

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
          8.4.  Waiver..................................................................................48

ARTICLE IX
                     INDEMNIFICATION
          9.1.  Indemnification by the Stockholders.....................................................48
          9.2.  Indemnification by Enterprise and the Subs .............................................48
          9.3.  Survival of Representations and Warranties..............................................49
          9.4.  Notice of Claims........................................................................49
          9.5.  Limitations on Liability................................................................50
          9.6.  Escrow not Exclusive....................................................................51
          9.7.  After-Tax Basis: Insurance Proceeds.....................................................51

ARTICLE X
                     GENERAL PROVISIONS
          10.1.  Definitions............................................................................52
          10.2.  Notices................................................................................63
          10.3.  Severability...........................................................................65
          10.4.  Miscellaneous..........................................................................66
          10.5.  Specific Performance...................................................................66
          10.6.  Disputes...............................................................................66
          10.7.  Venue..................................................................................67
          10.8.  WAIVER OF JURY TRIAL...................................................................67


                                    Exhibits

Exhibit A  . . . . . . . . . Form of Escrow Agreement
Exhibit B  . . . . . . . . . Form of Registration
                                        Rights Agreement
Exhibit C  . . . . . . . . . Form of Transition Agreement
Exhibit D  . . . . . . . . . Form of Opinion of
                                        Enterprise's Counsel
Exhibit E  . . . . . . . . . Form of Opinion of
                                        Sumter's Counsel


                                      Annex

Annex A    . . . . . . . . . Sample Calculation of
                                        Section 1.6 Adjustments

                                    Schedules

1.11
3.1
3.2(a)
3.2(b)
3.2(c)
3.3
3.5
3.6
3.7
3.8
3.9
3.10
3.11
3.12(a)
3.12(b)
3.13(a)
3.13(b)
3.13(c)
3.14(a)
3.14(b)
3.14(c)
3.14(d)
3.15
3.16
3.17
3.18
3.19
3.20
3.21(a)
3.21(b)
3.21(c)
3.22
3.23
3.24

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (the "Agreement") being made and entered into as of this 11th day of February, 1998 by and among Intermedia Communications Inc., a Delaware corporation ("Enterprise"), Sumter One Acquisition, Inc., a Delaware corporation which is wholly owned by Enterprise ("Sub One"), Sumter Two Acquisition, Inc., a Delaware corporation which is wholly owned by Enterprise ("Sub Two" and, together with Sub One, the "Subs"), National Telecommunications of Florida, Inc., a Florida corporation ("Sumter One"), NTC, Inc., a Florida corporation ("Sumter Two" and, together with Sumter One, "Target"), and the stockholders of Target (each a "Stockholder" and collectively, the "Stockholders").

     WHEREAS, Sumter One and Sumter Two desire to merge with and into Sub One and Sub Two, respectively, Enterprise desires that Sumter One and Sumter Two merge with and into Sub One and Sub Two, respectively, and Sub One and Sub Two desire to have Sumter One and Sumter Two merge into Sub One and Sub Two, respectively;

     WHEREAS, the Boards of Directors of Enterprise, the Subs and Target have each determined that it is in the best interests of their respective stockholders for Enterprise to acquire Target (the "Acquisition") upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance of such Acquisition, the Boards of Directors of Enterprise, Sub One and Sumter One have each approved the merger of Sumter One with and into Sub One ("Merger One") and the Boards of Directors of Enterprise, Sub Two and Sumter Two have each approved the merger of Sumter Two with and into Sub Two ("Merger Two," and, together with Merger One, the "Mergers"), in accordance with the General Corporation Law of the State of Delaware (the"DGCL") and the Business Corporation Act of the State of Florida (the "FBCA") upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Stockholders have each approved the Mergers upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the parties desire to qualify the Mergers as reorganizations under
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code") by reason of Section 368(a)(2)(D) of the Code.

     NOW, THEREFORE, the parties hereto agree as follows:


                                   ARTICLE (5)

                                   THE MERGERS

     (i) Mergers; Surviving Corporation. In accordance with the provisions of this Agreement, the DGCL and the FBCA, at the Effective Time (as such term and other capitalized terms used herein without definition are defined in Section 10.1), Sumter One and Sumter Two shall be merged with and into Sub One and Sub Two, respectively, and Sub One and Sub Two shall be the surviving corporations (hereinafter sometimes individually called "Surviving Corporation One" and "Surviving Corporation Two", respectively, and collectively called the "Surviving Corporations") and shall continue their corporate existence under the laws of the State of Delaware. At the Effective Time the separate corporate existence of Sumter One shall cease. All properties, franchises and rights belonging to Sumter One and Sub One, by virtue of Merger One and without further act or deed, shall be deemed to be vested in Surviving Corporation One, which shall thenceforth be responsible for all the liabilities and obligations of each of Sub One and Sumter One. At the Effective Time the separate corporate existence of Sumter Two shall cease. All properties, franchises, and rights belonging to Sumter Two and Sub Two by virtue of Merger Two and without further act or deed, shall be deemed to be vested in Surviving Corporation Two, which shall thenceforth be responsible for all the liabilities and obligations of each of Sub Two and Sumter Two.

     (ii) Certificates of Incorporation. (a) At the Effective Time, Article First of the Certificate of Incorporation of Sub One as in effect immediately prior to the Effective Time shall be amended so that Article First thereof shall read in its entirety as follows:

     "First: The name of the Corporation is National Telecommunications of Florida, Inc."

As so amended, the Certificate of Incorporation of Sub One as in effect immediately prior to the Effective Time shall thereafter continue in full force and effect as the Certificate of Incorporation of Surviving Corporation One until altered or amended as provided therein or by law.

     (b) At the Effective Time, Article First of the Certificate of Incorporation of Sub Two as in effect immediately prior to the Effective Time shall be amended so that Article First thereof shall read in its entirety as follows:

     "First: The name of the Corporation is NTC, Inc.

As so amended, the Certificate of Incorporation of Sub Two as in effect immediately prior to the Effective Time shall thereafter continue in full force and effect as the Certificate of Incorporation of Surviving Corporation Two until altered or amended as provided therein or by law.

     (iii) By-Laws. The By-Laws of Sub One and Sub Two in effect immediately prior to the Effective Time shall be the By-Laws of Surviving Corporation One and Surviving Corporation Two, respectively, until altered, amended or repealed as provided therein and in the Certificate of Incorporation of Surviving Corporation One and Surviving Corporation Two, respectively.

     (iv) Directors and Officers. The Directors of Sub One and Sub Two immediately prior to the Effective Time shall be the directors of Surviving Corporation One and Surviving Corporation Two, respectively. The officers of Sub One and Sub Two immediately prior to the Effective Time shall be the officers of Surviving Corporation One and Surviving Corporation Two, respectively. Each of such directors and officers shall hold office in accordance with the Certificate of Incorporation and By-Laws of the applicable Surviving Corporation.

     (v) Effective Time. Merger One shall become effective at the time of filing of a certificate of merger (the "Certificate of Merger One") and Merger Two shall become effective at the time of filing a certificate of merger (the "Certificate of Merger Two" and, together with Certificate of Merger One, the "Certificates of Merger") with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL and with the Department of State of the State of Florida in accordance with Section 607.1105 of the FBCA, or at a later time specified as the effective time in the Certificates of Merger, which Certificates of Merger shall be so filed as soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII. The date and time when the Mergers shall become effective are referred to herein as the "Effective Date" and the "Effective Time," respectively. Prior to such filing, a closing shall be held at the offices of Kronish, Lieb, Weiner & Hellman LLP, 1114 Avenue of the Americas, New York, New York 10036, or such other place as shall be agreed to by the parties, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

     (vi) Conversion of Shares. 1. Each share of the Common Stock, par value $1.00 per share, of Sumter One ("Sumter One Common Stock") issued and outstanding immediately prior to the Effective Time (other than Sumter One Common Stock to be cancelled as set forth in Section 1.6(b) and 1.6(c)) shall, by virtue of Merger One and without any action on the part of the holder thereof, be converted into, exchanged for and represent the right to receive

     (A) such number of shares of Common Stock, par value $.01 per share, of Enterprise ("Enterprise Common Stock") as shall be equal to the Merger One Per Share Stock Consideration divided by the Fair Market Value of a share of Enterprise Common Stock (as so divided, the "Merger One Stock Consideration") and

     (B) cash as shall be equal to 30% of (i) the Merger One Consideration divided by (ii) the number of shares outstanding (on a fully diluted basis) of Sumter One Common Stock (the "Merger One Cash
          Consideration"),

subject to the limitations set forth in Sections 1.8 and 1.9 hereof.

     Each share of the Common Stock, par value $1.00 per share, of Sumter Two ("Sumter Two Common Stock") issued and outstanding immediately prior to the Effective Time (other than Sumter Two Common Stock to be cancelled as set forth in Section 1.6(b) and 1.6(c)) shall, by virtue of Merger Two and without any action on the part of the holder thereof, be converted into, exchanged for and represent the right to receive

     (A) such number of shares of Enterprise Common Stock as shall be equal to the Merger Two Per Share Stock Consideration divided by the Fair Market Value of a share of Enterprise Common Stock (as so divided, the "Merger Two Stock Consideration") and

     (B) cash as shall be equal to 30% of (i) the Merger Two Consideration divided by (ii) the number of shares outstanding (on a fully diluted basis) of Sumter Two Common Stock (the "Merger Two Cash
          Consideration"),

subject to the limitations set forth in Sections 1.8 and 1.9 hereof.

     "Merger One Consideration" shall mean $125,330,000 plus the cash on hand of Sumter One at the time of Merger One, less the principal amount of Funded Debt of Sumter One at the time of Merger One.

     "Merger One Aggregate Stock Consideration" shall mean 70% of the Merger One Consideration, provided, however, if the Enterprise Common Stock Effective Date Price is less than the Enterprise Common Stock Floor Price and Enterprise has exercised its Make Whole Rights pursuant to Section 7.2(i), then the Merger One Aggregate Stock Consideration shall be equal to 70% of the Merger One Consideration divided by the Enterprise Common Stock Execution Date Price and multiplied by the Enterprise Common Stock Floor Price.

     "Merger One Per Share Stock Consideration" shall mean the Merger One Aggregate Stock Consideration divided by the number of shares outstanding (on a fully diluted basis) of Sumter One Common Stock.

     "Merger Two Consideration" shall mean $25,670,000 plus the cash on hand of Sumter Two at the time of Merger Two, less the principal amount of Funded Debt of Sumter Two at the time of Merger Two.

     "Merger Two Aggregate Stock Consideration" shall mean 70% of the Merger Two Consideration, provided, however, if the Enterprise Common Stock Effective Date Price is less than the Enterprise Common Stock Floor Price and Enterprise has exercised its Make Whole Rights pursuant to Section 7.2(i), then the Merger Two Aggregate Stock Consideration shall be equal to 70% of the Merger Two Consideration divided by the Enterprise Common Stock Execution Date Price and multiplied by the Enterprise Common Stock Floor Price.

     "Merger Two Per Share Consideration" shall mean the Merger Two Aggregate Stock Consideration divided by the number of shares outstanding (on a fully diluted basis) of Sumter Two Common Stock.

     "Funded Debt" with respect to Sumter One and Sumter Two shall mean (a) all indebtedness of Sumter One or Sumter Two, as the case may be, for borrowed money or for deferred purchase price of tangible or intangible property, whether real, personal or mixed, or services (excluding trade accounts payable incurred in the ordinary course of business and, to the extent current, which are due within 90 days after incurrence and, to the extent not current, which are being contested in good faith by appropriate action) for which either of Sumter One or Sumter Two, as applicable, is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which either of Sumter One or Sumter Two, as applicable, otherwise assures a creditor against loss and (b) all obligations under leases which shall have been, or should have been, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which either of Sumter One or Sumter Two, as applicable, is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations either of Sumter One or Sumter Two, as applicable, otherwise assures a creditor against loss.

     "Fair Market Value" of a share of Enterprise Common Stock shall mean $61.00, provided, however, if (i) the Enterprise Common Stock Effective Date Price is less than $45 per share (the "Enterprise Common Stock Floor Price") and greater than or equal to $40 per share (the "Enterprise Common Stock Minimum Price") and (ii) Enterprise has exercised its Make Whole Rights pursuant to
Section 7.2(i), the Fair Market Value shall mean the Enterprise Common Stock Effective Date Price.

     Annex A sets forth certain examples of the application of the adjustment provisions contained in this Section 1.6(a).

     2. Each share of Sumter One Common Stock or Sumter Two Common Stock issued and outstanding immediately prior to the Effective Time which is then owned beneficially or of record by Enterprise or any Subsidiary of Enterprise shall, by virtue of the Mergers and without any action on the part of the holder thereof, be cancelled and retired and cease to exist, without any conversion thereof.

     3. Each share of Sumter One Common Stock or Sumter Two Common Stock held in the treasury of Sumter One or Sumter Two, respectively, immediately prior to the Effective Time shall, by virtue of the Mergers, be cancelled and retired and cease to exist, without any conversion thereof.

     4. Notwithstanding anything in this Section 1.6 to the contrary, shares of Sumter One Common Stock or Sumter Two Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by stockholders of Sumter One or Sumter Two who have not voted such shares in favor of the applicable Merger and who shall have properly exercised their dissenters' rights with respect to such shares in the manner provided by the FBCA (the "Dissenting Shares") shall not be converted into or be exchangeable for the right to receive the applicable Merger Consideration, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his dissenters' rights, as the case may be. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, his shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the

Effective Time, the right to receive the applicable Merger Consideration, without any interest thereon. Target shall give Enterprise prompt notice of any Dissenting Shares (and shall also give Enterprise prompt notice of any withdrawals of such demands for dissenters' rights) and Enterprise shall have the right to direct all negotiations and proceedings with respect to any such demands. Neither Target nor the Surviving Corporations shall, except with the prior written consent of Enterprise, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for dissenters' rights. Stockholders of Target who shall have perfected their dissenters' and not withdrawn or otherwise lost such rights, shall be entitled to receive payment of the fair value of the shares of Sumter One Common Stock and Sumter Two Common Stock held by them in accordance with the provisions of Section 607.1320 of the FBCA.

     (vii) Sub Common Stock. 1. Each share of common stock of Sub One issued and outstanding immediately prior to the Effective Time shall, by virtue of Merger One and without any action on the part of Sub One or the holder thereof, be converted into and become one fully paid and nonassessable share of common stock of Surviving Corporation One. From and after the Effective Time, each outstanding certificate theretofore representing shares of Sub One common stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation One common stock into which such shares of Sub One common stock shall have been converted.

     2. Each share of common stock of Sub Two issued and outstanding immediately prior to the Effective Time shall, by virtue of Merger Two and without any action on the part of Sub Two or the holder thereof, be converted into and become one fully paid and nonassessable share of common stock of Surviving Corporation Two. From and after the Effective Time, each outstanding certificate theretofore representing shares of Sub Two common stock shall be deemed for all purposes to evidence ownership of and to represent the number of shares of Surviving Corporation Two common stock into which such shares of Sub Two common stock shall have been converted.

     (viii) Exchange of Shares. 1. On the Effective Date, Enterprise shall make available such cash and such shares of Enterprise Common Stock as shall be issuable in exchange for outstanding shares of Sumter One Common Stock and Sumter Two Common Stock pursuant to Section 1.6 hereof less $5,000,000 in Enterprise Common Stock (the "Escrow Amount") which shall be withheld from each of the Stockholders proportionately, based on the Merger Consideration to which each such Stockholder is entitled pursuant to this Agreement. The shares of Enterprise Common Stock withheld from each of the Stockholders pursuant to this
Section 1.8 shall be deemed to be valued at the Fair Market Value notwithstanding the actual market value of the shares of Enterprise Common Stock on the Effective Date.

     2. On the Effective Date, each Stockholder shall deliver to Enterprise a certificate or certificates (the "Certificates") that immediately prior to the Effective Time represented all of the outstanding shares of Sumter One Common Stock or Sumter Two Common Stock held by such Stockholder (other than any Dissenting Shares), which Certificates shall be properly endorsed or otherwise in proper form for transfer.

     3. Upon surrender of a Certificate for cancellation to Enterprise, together with such other agreements as Enterprise shall reasonably request, the holder of such Certificate shall be entitled to receive in exchange therefor, subject to the escrow of the Escrow Amount pursuant to the Escrow Agreement, the applicable Merger Consideration into which the shares of Sumter One Common Stock and Sumter Two Common Stock theretofore represented by the Certificates so surrendered shall have been converted pursuant to the provisions of this Article I, and the Certificate so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, subject to the escrow of the Escrow Amount pursuant to the Escrow Agreement, the applicable Merger Consideration with respect to the shares of Sumter One Common Stock or Sumter Two Common Stock formerly represented thereby.

     4. Enterprise shall have the right to make reasonable and/or customary rules, not inconsistent with the terms of this Agreement, for the issuance and delivery of certificates for Enterprise Common Stock into which shares of Sumter One Common Stock and Sumter Two Common Stock are converted in the Mergers.

     5. No dividends or other distributions declared after the Effective Time with respect to Enterprise Common Stock and payable to holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Enterprise Common Stock represented thereby until the holder of record shall surrender such Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the holder thereof shall be entitled to receive, subject to the escrow of the Escrow Amount pursuant to the Escrow Agreement, any such dividends or other distributions, without any interest thereon, which theretofore became payable with respect to shares of Enterprise Common Stock represented by such Certificate. All dividends and other distributions declared after the Effective Time with respect to Enterprise Common Stock and payable to the holders of record thereof after the Effective Time which are payable to holders of Certificates not theretofore surrendered and exchanged for certificates representing shares of Enterprise Common Stock pursuant to this
Section 1.8 shall, subject to the escrow of the Escrow Amount pursuant to the Escrow Agreement, be held by Enterprise, in trust, for the benefit of such holders until six months after the Effective Date, after which time any holder of Certificates who has not theretofore surrendered such Certificates to Enterprise, shall, subject to applicable law, look as a general creditor only to Enterprise for payment or delivery of such dividends or distributions, as the case may be.

     6. If any Certificate representing shares of Enterprise Common Stock is to be issued in a name other than that in which the Certificate surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered or establish to the reasonable satisfaction of the applicable Surviving Corporation that such tax has been paid or is not applicable.

     7. All shares of Enterprise Common Stock and rights to receive cash into which and for which shares of Sumter One Common Stock and Sumter Two Common Stock shall have been converted or exchanged pursuant to this Article I shall be deemed to have been issued in full satisfaction of all rights per taining to such converted and exchanged shares of Sumter One Common Stock and Sumter Two Common Stock, as applicable.

     8. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporations of the shares of Sumter One Common Stock and Sumter Two Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented to the Surviving Corporations, they shall be cancelled and exchanged for the applicable Merger Consideration as provided in this Article I.

     9. No certificates or scrip representing fractional shares of Enterprise Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Enterprise shall relate to any fractional share, and any such fractional share interest will not entitle the owner thereof to vote or to any rights of the stockholders of Enterprise. In lieu thereof, Enterprise shall pay cash based upon the Closing Price on the day preceding the Effective Date.

     (ix) Escrow. 1. At the Effective Time, Enterprise, the Subs, Sumter One, Sumter Two and the Stockholders shall execute and deliver an escrow agreement substantially in the form of Exhibit A hereto (the "Escrow Agreement") under which a person mutually satisfactory to Enterprise, Sumter One, Sumter Two and the Stockholders shall act as escrow agent (the "Escrow Agent") with respect to the Enterprise Common Stock deposited with the Escrow Agent. Enterprise shall deposit the Escrow Amount with the Escrow Agent, which shall be withheld from the Merger Consideration payable to the Stockholders after the Mergers as provided in Section 1.8.

     2. Subject to the provisions of this Section 1.9 and the Escrow Agreement the Escrow Amount shall be paid to the Stockholders or to Enterprise as follows:

     (i) As promptly as practicable after the 90th day following the Effective Date hereof (but in no event later than the 120th day following the Effective
Date), Enterprise shall deliver to the Stockholders a written statement setting forth the amount of all or any portion of the Receivables, excluding the Receivables described in item 2 of Schedule 3.7, on the Effective Date (the "Effective Date Receivables") which shall not have been collected by Enterprise within 90 days after the Effective Date. In the event the amount of such uncollected Effective Date Receivables exceeds the Effective Date Reserve, then Enterprise shall deliver written notice to the Stockholders and the Escrow Agent specifying the amount of such excess and the Escrow Agent shall promptly and in accordance with the terms of the Escrow Agreement deliver to Enterprise from the Escrow Amount shares of Enterprise Common Stock sufficient to cover such excess. With respect to collection of Effective Date Receivables, remittances to the Surviving Corporations made by any account debtor shall, unless otherwise specified by the account debtor on account of a dispute with respect to an invoice for services rendered prior to the Effective Time, be credited to the invoices bearing the earliest dates. If Enterprise Common Stock is delivered to Enterprise from the Escrow Amount pursuant to this Section 1.9(b)(i), the Surviving Corporations shall assign to the Stockholders all Effective Date Receivables not collected by the Surviving Corporations within 90 days after the Effective Date. Thereafter, the Stockholders shall promptly remit to Enterprise funds in the amount, if any, by which the Stockholders' collections of such assigned Effective Date Receivables exceeds the value of the Enterprise Common Stock delivered to Enterprise from the Escrow Amount pursuant to this Section 1.9(b)(i). In the event that the amount of such uncollected Effective Date Receivables is less than or equal to the Effective Date Reserve, then Enterprise shall deliver written notice to the Stockholders and the Escrow Agent specifying that the Escrow Agent shall promptly and in accordance with the terms of the Escrow Agreement deliver to the Stockholders from the Escrow Amount an amount of Enterprise Common Stock equal to $2.5 million. In the event that the amount of uncollected Effective Date Receivables exceeds the Effective Date Reserve and such excess is less than $2.5 million, then Enterprise shall deliver written notice to the Escrow Agent specifying that the Escrow Agent shall promptly and in accordance with the terms of the Escrow Agreement deliver to the Stockholders from the Escrow Amount an amount of Enterprise Common Stock equal to the difference between such excess and $2.5 million; and

     (ii) 270 days following the Effective Date, the balance of the Escrow Amount, less the sum of (a) any amount requested to be disbursed from the Escrow Amount pursuant to clause (i) above which amount has not yet been paid, (b) the amount of all claims for indemnification for Losses asserted in writing within such 270 day period and arising out of or resulting from the breach of the representations and warranties set forth in Sections 3.7 and 3.8 (but, with respect to the representation and warranty in Section 3.8, only with respect to
(x) Liabilities which, in accordance with U.S. GAAP, should be reflected or reserved for on the Reference Balance Sheet, (y) Liabilities which should be reflected or reserved for on the Interim Balance Sheet, other than the Excluded Adjustments, on a basis consistent with the past practice of Sumter One and Sumter Two and (z) the Agreed Items) that have not been finally resolved, shall be delivered to the Stockholders.

     3. For all purposes of this Agreement and the Escrow Agreement, whenever shares of Enterprise Common Stock shall be required to be delivered to satisfy a payment or indemnity obligation of any party hereto, each share of Enterprise Common Stock shall be deemed to be valued at the Fair Market Value, notwithstanding the actual market or other value of the shares of Enterprise Common Stock at the time of the delivery of such shares. In the event of any stock split, reverse stock split, stock combination or reclassification of the shares of Enterprise Common Stock or any merger, consolidation or combination of Enterprise with any other entity or entities, the deemed value specified above for the shares of Enterprise Common Stock shall be proportionally adjusted so that the deemed value of the shares of Enterprise Common Stock after such event shall be the same as the deemed value of the shares of Enterprise Common Stock prior to such event. All such adjustments shall be made successively.

     4. The Stockholders and their representatives shall be entitled to inspect all of the work papers, schedules and other supporting documentation relating to the calculation of the uncollected Effective Date Receivables pursuant to clause
(i) of Section 1.9(b) and the calculation of any Losses pursuant to clause (ii) of Section 1.9(b).

     (x) Adjustments. 1. If, between the date of this Agreement and the Effective Time, the outstanding shares of Sumter One Common Stock or Sumter Two Common Stock shall have been changed into a different number of shares or a different class by reason of any issuance or cancellation of shares, or any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a stock dividend thereon shall be declared with a record date within such period, the consideration to be paid in the applicable Merger in exchange for each outstanding share of Sumter One Common Stock or Sumter Two Common Stock, as applicable, as provided in this Agreement shall be correspondingly adjusted.

     2. If, between the date of this Agreement and the Effective Time, the outstanding shares of Enterprise Common Stock shall have been changed into a different number of shares or a different class by reason of any issuance or cancellation of shares, or any reclassification, recapitalization, split-up, combination, exchange of shares of readjustment, or a stock dividend thereon shall be declared with a record date within such period, the Merger One Stock Consideration, the Merger Two Stock Consideration, the Enterprise Common Stock Execution Date Price, the Enterprise Common Stock Floor Price and the Enterprise Common Stock Minimum Price shall be correspondingly adjusted.

     (xi) Allocation Among Stockholders. All shares of Enterprise Common Stock and payments of Merger One Cash Consideration and Merger Two Cash Consideration delivered to the Stockholders pursuant to Section 1.6 and any shares of Enterprise Common Stock delivered to the Stockholders pursuant to the Escrow Agreement shall be allocated among the Stockholders as set forth on Schedule 1.11.

                                   ARTICLE (6)

                               REGISTRATION RIGHTS

     (i) Registration Rights. Enterprise and the Stockholders shall enter into a registration rights agreement substantially in the form of Exhibit B hereto (the "Registration Rights Agreement") on the Effective Date.

                                   ARTICLE (7)

                         REPRESENTATIONS AND WARRANTIES
                               OF THE STOCKHOLDERS

     Each of the Stockholders, jointly and severally, represents and warrants to Enterprise and the Subs as follows:

     (i) Organization, Authority and Qualification. Each of Sumter One and Sumter Two is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all necessary power and authority to enter into this Agreement and the other Operative Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Each of Sumter One and Sumter Two is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary and all such jurisdictions are set forth on Schedule 3.1 hereto. Each of Sumter One and Sumter Two has made an election under section 1362(a)(1) of the Code which is currently valid and which has been valid at all times since and including the date on which Sumter One and Sumter Two, as the case may be, was formed. Each Trust is duly organized under the laws of the State of Texas, has not been revoked by the grantor thereof and has all necessary power and authority to enter into this Agreement and the other Operative Documents, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Operative Documents, the performance by each Sumter Party of their respective obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of each Sumter Party. This Agreement has been, and upon their execution the other Operative Documents shall have been, duly executed and delivered by each Sumter Party which is a party thereto, and (assuming due authorization, execution and delivery by Enterprise and the other parties thereto) this Agreement constitutes, and upon its execution each of the other Operative Documents will constitute, a legal, valid and binding obligation of each Sumter Party which is a party thereto enforceable against such Sumter Party which is a party thereto in accordance with their respective terms. Assuming the accuracy of the representations and warranties set forth in Section 4.1 hereof, the restrictions on business combinations contained in Section 203 of the DGCL have been satisfied with respect to the transactions contemplated hereby. The Board of Directors of each of Sumter One and Sumter Two has duly and validly taken all necessary actions to exempt the transactions contemplated by this Agreement, including the Mergers, from the provisions of Sections 607.0901 through 607.0903 of the FBCA. All corporate actions taken by Sumter One and Sumter Two have been duly authorized, and neither Sumter One nor Sumter Two has taken any action that in any respect conflicts with, constitutes a default under or results in a violation of any provision of its Certificate of Incorporation or By-laws. True and correct copies of the Certificate of Incorporation and by-laws of Sumter One and Sumter Two, each as in effect on the date hereof, have been delivered by Sumter One and Sumter Two to Enterprise and the Subs.

     (ii) Capital Stock of Target; Ownership of the Shares. 1. The authorized capital stock of Sumter One and Sumter Two consists of 10,000 and 10,000 shares of Sumter One Common Stock and Sumter Two Common Stock, respectively. As of the date hereof, 2,500 and 2,500 shares of Sumter One Common Stock and Sumter Two Common Stock, respectively, are issued and outstanding, all of which are validly issued, fully paid and nonassessable. None of the issued and outstanding shares of Sumter One Common Stock or Sumter Two Common Stock was issued in violation of any preemptive rights. There are no options, warrants, convertible securities or, except as provided herein or as set forth on Schedule 3.2(a), other rights, agreements, arrangements or commitments of any character relating to the capital stock of Sumter One or Sumter Two or obligating Sumter One or Sumter Two to issue or sell any shares of capital stock of, or any other interest in, Sumter One or Sumter Two. There are no outstanding contractual obligations of Sumter One or Sumter Two to repurchase, redeem or otherwise acquire any shares of Sumter One Common Stock or Sumter Two Common Stock or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

     2. Schedule 3.2(b) sets forth (i) the name and address of each Person owning shares of capital stock of Sumter One or Sumter Two, respectively, and
(ii) the certificate number of each certificate evidencing shares of capital stock issued by Sumter One or Sumter Two, respectively, the number of shares evidenced by each such certificate, the date of issuance thereof and, in the case of cancellation, the date of cancellation.

     3. Except as set forth on Schedule 3.2(c), there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any shares of capital stock of or any other interests in either Sumter One or Sumter Two.

     (iii) No Subsidiaries. Except as set forth on Schedule 3.3, there are no corporations, partnerships, joint ventures, associations or other entities in which Sumter One or Sumter Two owns, of record or beneficially, any direct or indirect equity or other interest or any right (contingent or otherwise) to acquire the same.

     (iv) Corporate Books and Records. The minute books of Sumter One and Sumter Two contain accurate records of all meetings and accurately reflect all other actions taken by the stockholders, Boards of Directors and all committees of the Boards of Directors of Sumter One and Sumter Two. Complete and accurate copies of all such minute books and of the stock register of Sumter One and Sumter Two have been provided to Enterprise.

     (v) No Conflict. The execution, delivery and performance of this Agreement and the other Operative Documents by Sumter One, Sumter Two and the Stockholders do not and will not (a) violate, conflict with or result in the breach of any provision of the charter or by-laws (or similar organizational documents) of Sumter One, Sumter Two or any Stockholder, (b) conflict with or violate any Law or Governmental Order applicable to the Stockholders, Sumter One, Sumter Two or any of their respective assets, properties or businesses or, (c) except as set forth in Schedule 3.5 hereto, violate or conflict with any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which Sumter One, Sumter Two or any Stockholder is a party or by which any of them is bound, or (d) result in the creation or imposition of any Encumbrance upon any property of Sumter One, Sumter Two or any Stockholder.

     (vi) Governmental Consents and Approvals. The execution, delivery and performance of this Agreement and the other Operative Documents by Target and the Stockholders do not and will not require any consent, approval, authorization or other order of, action by, filing with or notification to any Governmental Authority, except for (a) the filing of a Notification and Report Form by Sumter One and Sumter Two under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) the filings with and approvals of the FCC and state public utility commissions or other Governmental Authorities identified on Schedule 3.6 hereto and (c) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and the Department of State of the State of Florida.

     (vii) Financial Information, Books and Records. 1. True and complete copies of the audited combined balance sheet of Sumter One and Sumter Two for each of the three fiscal years ended as of March 31, 1997 (the "Reference Balance Sheet Date"), March 31, 1996, and March 31, 1995, and the related audited combined statements of income, shareholders' equity and cash flows of Sumter One and Sumter Two, together with all related notes and schedules thereto, accompanied by the reports thereon of Target's accountants (collectively referred to herein as the "Financial Statements") have been delivered by Sumter One and Sumter Two to Enterprise and the Subs. The Financial Statements (i) were prepared in accordance with the books of account and other financial records of Sumter One and Sumter Two, (ii) present fairly the combined financial condition and results of operations of Sumter One and Sumter Two as of the dates thereof or for the periods covered thereby and (iii) have been prepared in accordance with U.S. GAAP applied on a basis consistent with the past practices of Sumter One and Sumter Two, except as may be indicated in the notes to such financial statements.

     2. The unaudited combined balance sheet (the "Interim Balance Sheet") of Sumter One and Sumter Two as of December 31, 1997 (the "Interim Balance Sheet Date"), and the related combined statement of income for the nine month period ended December 31, 1997 of Sumter One and Sumter Two (collectively referred to herein as the "Interim Financial Statements") were prepared in accordance with the books of account and other financial records of Sumter One and Sumter Two and, except as set forth below,
(i) present fairly the combined financial condition and results of operations of Sumter One and Sumter Two as of the date thereof or for the period covered thereby and (ii) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the combined financial condition of Sumter One and Sumter Two and the results of the operations of Sumter One and Sumter Two as of the date thereof or for the period covered thereby. Adjustments for the following items, in addition to the adjustments set forth on Schedule 3.7 (collectively, the "Excluded Adjustments"), have not been considered in the preparation of the Interim Financial Statements: (v) adjustments to Sumter One's and Sumter Two's vacation accrual liability; (w) adjustments to Sumter One's and Sumter Two's allowance for doubtful accounts receivable; (x) accrual for billing disputes related to Sumter One's and Sumter Two's line cost agreements in effect as of December 31, 1997; (y) accrual for asserted or unasserted litigation related to Sumter One and Sumter Two as of December 31, 1997; and (z) accrual for Taxes related to disputes with taxing authorities as of December 31, 1997.

     3. Other than as may result from the Excluded Adjustments, the books of account and other financial records of Sumter One and Sumter Two: (i) reflect all items of income and expense and all assets and Liabilities required to be reflected therein in accordance with U.S. GAAP applied on a basis consistent with the past practices of Sumter One and Sumter Two, (ii) are complete and correct, and do not contain or reflect any inaccuracies or discrepancies and
(iii) have been maintained in accordance with good business and accounting practices.

     (viii) No Undisclosed Liabilities. (a) There are no Liabilities of Sumter One or Sumter Two, other than Liabilities (i) reflected or reserved against on the Reference Balance Sheet and the notes thereto or the Interim Balance Sheet,
(ii) disclosed in Schedule 3.8 hereto, or (iii) incurred since December 31, 1997 in the ordinary course of the business, consistent with the past practice, of Sumter One and Sumter Two. Reserves are reflected on the Reference Balance Sheet as of its date against all Liabilities of Sumter One and Sumter Two at such date in amounts that have been established on a basis consistent with the past practices of Sumter One and Sumter Two and in accordance with U.S. GAAP. Subject to the Excluded Adjustments, reserves are reflected on the Interim Balance Sheet as of its date against Liabilities of Sumter One and Sumter Two at such date in amounts that have been established on a basis consistent with the past practices of Sumter One and Sumter Two. For purposes of the Stockholders' indemnification of Enterprise pursuant to Section 9 or for making a claim against the Escrow Amount for Losses, Schedule 3.8 shall be deemed not to have disclosed the Agreed Items and the disclosure of or reference to the Agreed Items in other representations and warranties herein shall not negate the deemed non-disclosure of such Agreed Items pursuant to this Section 3.8.

     (b) Deferred tax liabilities, if any, created as a result of the Mergers, as required by U.S. GAAP, will be deemed to be the Liabilities of Enterprise after the Effective Date and not the Liabilities of Sumter One and Sumter Two as of any date before, at or after the Effective Date.

     (ix) Receivables. Schedule 3.9 hereto sets forth an aged list of the Receivables of Sumter One and Sumter Two as of the Interim Balance Sheet Date showing separately those Receivables that as of such date had been outstanding
(i) 29 days or less, (ii) 30 to 59 days, (iii) 60 to 89 days and (iv) more than 90 days. Except to the extent, if any, reserved for on the Interim Balance Sheet, which reserves have been provided consistent with past practice as reflected on the Reference Balance Sheet, all Receivables reflected on the Interim Balance Sheet arose from, and the Effective Date Receivables will have arisen from, the sale of Inventory or services, except as disclosed on Schedule
3.9 hereto, to Persons not affiliated with the Stockholders, Sumter One or Sumter Two and in the ordinary course of business consistent with past practice and, except as reserved against on the Interim Balance Sheet, constituted, constitute or will constitute, as the case may be, only valid, undisputed claims of Sumter One or Sumter Two not subject to valid claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice. Except for the Receivable described in item 2 of
Schedule 3.7, all Effective Date Receivables (subject to the Effective Date Reserve) are or will be good and are or will be collected, without resort to litigation or extraordinary collection activity, within 90 days of the Effective Date.

     (x) Conduct in the Ordinary Course; Absence of Certain Changes, Events and Conditions. Since the Reference Balance Sheet Date, except as disclosed in
Schedule 3.10, the business of Sumter One and Sumter Two has been conducted in the ordinary course and consistent with past practice. As amplification and not limitation of the foregoing, except as disclosed in Schedule 3.10, since the Reference Balance Sheet Date, neither Sumter One nor Sumter Two has:

     a. permitted or allowed any of the assets or properties (whether tangible or intangible) of Sumter One or Sumter Two to be subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to the Effective Time;

     b. except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of any Encumbrance or paid or otherwise discharged any Liability, in excess of $50,000, other than current liabilities reflected on the Reference Balance Sheet and current liabilities incurred in the ordinary course of business consistent with past practice since the Reference Balance Sheet Date;

     c. made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness, in excess of $50,000, on behalf of any Person;

     d. failed to pay any creditor any amount owed to such creditor when due (unless such amount owed is being contested in good faith by appropriate proceedings timely instituted and diligently concluded, provided that any reserve required to be in conformity with U.S. GAAP has been made);

     e. made any material changes in the customary methods of operations of Sumter One or Sumter Two, including, without limitation, practices and policies relating to marketing, selling and pricing;

     f. merged with, entered into a consolidation with or acquired an interest of 5% or more in any Person or acquired a substantial portion of the assets or business of any Person or any division or line of business thereof, otherwise acquired any material assets other than in the ordinary course of business consistent with past practice or entered into any transaction of a material nature other than in the ordinary course of business consistent with past practice;

     g. made any capital expenditure or commitment for any capital expenditure in excess of $500,000 individually or $2,500,000 in the aggregate;

     h. issued any sales orders or otherwise agreed to make any purchases involving exchanges in value in excess of $500,000 individually or $2,500,000 in the aggregate;

     i. sold, transferred, leased, subleased, licensed or otherwise disposed of any properties or assets, real, personal or mixed (including, without limitation, leasehold interests and intangible assets) with a book value in excess of $50,000, other than the sale of Inventories in the ordinary course of business consistent with past practice;

     j. issued or sold any capital stock, notes, bonds or other securities of, or any option, warrant or other right to acquire the same, or any other interest in, Sumter One or Sumter Two, except hereunder;

     k. entered into any agreement, arrangement or transaction with any of its directors, officers, employees or stockholders (or with any relative, beneficiary, spouse or Affiliate of such Person), other than agreements, arrangements or transactions that may be cancelled upon notice of not more than 30 days without liability, penalty or premium, and that do not require payment by Sumter One or Sumter Two of more than $50,000 per year;

     l. increased the compensation of any of its employees, except for annual raises consistent with past practice;

     m. written down or written up (or failed to write down or write up in accordance with U.S. GAAP consistent with past practice) the value of any receivables by any material amount or revalued any assets of Sumter One or Sumter Two by any material amount other than in the ordinary course of business consistent with past practice and in accordance with U.S. GAAP;

     n. amended, terminated, cancelled or compromised any claims of Sumter One or Sumter Two or waived any other rights of substantial value to Sumter One or Sumter Two;

     o. made any change in any method of accounting or accounting practice or policy used by Sumter One or Sumter Two, other than such changes required by U.S. GAAP or disclosed in Schedule 3.10;

     p. failed to maintain the Assets in accordance with good business practice and in good operating condition and repair, reasonable wear and tear excepted;

     q. allowed any License that was issued or relates to Sumter One or Sumter Two or otherwise relates to any Asset to lapse or terminate or failed to renew any such License or any insurance policy that is scheduled to terminate or expire within 45 calendar days of the Effective Date;

     r. incurred any Indebtedness, in excess of $500,000 individually or $2,500,000 in the aggregate;

     s. amended, modified or consented to the termination of any Material Contract or the rights of Sumter One or Sumter Two thereunder, except in instances in which any such amendment, modification or termination conferred a substantial benefit on Sumter One or Sumter Two;

     t. amended or restated the Certificate of Incorporation or the By-laws (or other organizational documents) of Sumter One or Sumter Two;

     u. made any express or deemed election or settled or compromised any liability, with respect to Taxes of Sumter One or Sumter Two, except in instances where such election, settlement or compromise conferred a substantial benefit on Sumter One or Sumter Two;

     v. suffered any casualty loss or damage with respect to any of the Assets or affecting the business, properties or prospects of Sumter One or Sumter Two which in the aggregate have a replacement cost of more than $100,000, whether or not such loss or damage shall have been covered by insurance;

     w. suffered any Material Adverse Effect; or

     x. agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.10 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.10, except as expressly contemplated by this Agreement.

     (xi) Litigation. Except as set forth in Schedule 3.11 (which, with respect to each Action disclosed therein, sets forth: the parties, nature of the proceeding, date and method commenced, amount of damages or other relief sought and, if applicable, paid or granted), there are no Actions by or against Sumter One or Sumter Two or affecting the Target Business or any of the Assets, pending before any Governmental Authority (or, to the best knowledge of Sumter One, Sumter Two and the Stockholders after due inquiry, threatened to be brought by or before any Governmental Authority). None of the matters disclosed in Schedule
3.11 has had or, if determined adversely, could reasonably be expected to have, a Material Adverse Effect or could reasonably be expected to affect the legality, validity or enforceability of this Agreement or any other Operative Document or the consummation of the transactions contemplated hereby or thereby. Except as set forth in Schedule 3.11, none of Sumter One, Sumter Two nor any of the Assets nor the Stockholders is subject to any Governmental Order (nor, to the best knowledge of Sumter One, Sumter Two and the Stockholders after due inquiry, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which has had or could reasonably be expected to have a Material Adverse Effect, except such Governmental Orders that apply to the telecommunications industry in the United States generally.

     (xii) Certain Interests. 1. Except as disclosed in Schedule 3.12(a), no officer or director of Sumter One or Sumter Two and no relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer or director:

     (1) has any direct or indirect financial interest in any competitor, supplier or customer of Sumter One or Sumter Two, provided, however, that the ownership of securities representing no more than one percent of the outstanding voting power of any competitor, supplier or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a "financial interest" so long as the Person owning such securities has no other connection or relationship with such competitor, supplier or customer;

     (2) owns, directly or indirectly, in whole or in part, or has any other interest in any tangible or intangible property which Sumter One or Sumter Two uses or has used in the conduct of the Target Business or otherwise; or

     (3) has outstanding any Indebtedness to Sumter One or Sumter Two.

     2. Except as disclosed in Schedule 3.12(b), neither Sumter One nor Sumter Two has any Liability or any other obligation of any nature whatsoever (other than for the payment of salaries and other compensation in the ordinary course of business consistent with past practice) to any officer, director or stockholder of Sumter One or Sumter Two or to any relative or spouse (or relative of such spouse) who resides with, or is a dependent of, any such officer, director or stockholder.

     (xiii) Compliance with Laws; Licenses. 1. Except as set forth in Schedule 3.13(a), Sumter One and Sumter Two have each conducted and continue to conduct the Target Business in accordance with all Laws, Licenses and Governmental Orders applicable to any of Sumter One, Sumter Two, the Assets and the Target Business, and neither Sumter One nor Sumter Two is in violation of any such Law, License or Governmental Order.

     2. Schedule 3.13(b) sets forth a brief description of each Governmental Order, other than Governmental Orders that apply to the telecommunications industry in the United States generally, applicable to any of Sumter One, Sumter Two, the Assets and the Target Business, and no such Governmental Order, other than Governmental Orders that apply to the telecommunications industry in the United States generally, has had or could reasonably be expected to cause a Material Adverse Effect.

     3. Sumter One and Sumter Two hold all permits, licenses, certificates, variances, exemptions, orders and approvals from Governmental Authorities (collectively, "Licenses") which are necessary to own, lease and operate the assets and properties they currently own, lease and operate and to conduct their respective businesses and operations in the manner heretofore conducted and as proposed to be conducted. Schedule 3.13(c) sets forth all Licenses issued by the FCC or any state public utility commission and all other Licenses held by Sumter One and Sumter Two, together with any pending applications filed by Sumter One or Sumter Two for other Licenses. Sumter One and Sumter Two have delivered to Enterprise correct and complete copies of all Licenses (including the applications related thereto) and all pending applications listed on Schedule 3.13(c). To the best knowledge of each of the Stockholders, Sumter One and Sumter Two, no event has occurred with respect to any such License or application which would permit the revocation, termination, suspension or denial thereof or would result in any impairment of the rights of the holder thereof. No notice has been received and, to the best knowledge of each of the Stockholders, Sumter One and Sumter Two, no investigation or review is pending or threatened by any Governmental Authority with regard to any alleged violation by Sumter One or Sumter Two of any License or any alleged failure by Sumter One or Sumter Two to have any License.

     (xiv) Material Contracts. 1. Schedule 3.14(a) lists each of the following contracts and agreements (including, without limitation, oral and informal arrangements) of Sumter One or Sumter Two (such contracts and agreements being "Material Contracts"):

     (1) contracts and agreements relating to Indebtedness in excess of $50,000 of Sumter One or Sumter Two;

     (2) contracts and agreements with any Governmental Authority to which Sumter One or Sumter Two is a party that may not be cancelled by Sumter One or Sumter Two upon notice of not more than 30 days and without liability, penalty or premium;

     (3) contracts and agreements that limit or purport to limit the ability of Sumter One or Sumter Two to compete in any line of business or with any Person or in any geographic area or during any period of time;

     (4) contracts and agreements between or among Sumter One or Sumter Two and any Stockholder or any Affiliate (other than Sumter One or Sumter Two) of any Stockholder that may not be cancelled by Sumter One or Sumter Two upon notice of not more than 30 days and without liability, penalty or premium;

     (5) employment agreements that may not be cancelled by Sumter One or Sumter Two upon notice of not more than 30 days and without liability, penalty or premium;

     (6) Target Plans and Target Group Plans;

     (7) collective bargaining agreements;

     (8) sales agency, manufacturer's representatives or distributorship agreements that may not be cancelled by Sumter One or Sumter Two upon notice of not more than 30 days and without liability, penalty or premium and that require payment by Sumter One or Sumter Two of more than $50,000 individually in any calendar year;

     (9) agreements, orders or commitments for the purchase by Sumter One or Sumter Two of raw materials, supplies or finished products exceeding $500,000;

     (10) agreements, orders or commitments for the sale by Sumter One or Sumter Two of their products exceeding $500,000;

     (11) leases requiring annual payments in excess of $500,000;

     (12) licenses of patents, trademarks and other Intellectual Property that may not be cancelled by Sumter One or Sumter Two upon notice of not more than 30 days and without liability, penalty or premium or that require payment by Sumter One or Sumter Two of more than $50,000 individually in any calendar year;

     (13) agreements or commitments for capital expenditures in excess of $500,000 for any single project (it being warranted that the commitment does not exceed $2,500,000 in the aggregate for all projects);

     (14) brokerage or finder's agreements that may not be cancelled by Sumter One or Sumter Two upon notice of not more than 30 days and without liability, penalty or premium;

     (15) surety bonds for any single project, foreign exchange contracts and letters of credit, in each case in excess of $250,000;

     (16) all other contracts and agreements whether or not made in the ordinary course of business, which are material to Sumter One, Sumter Two or the conduct of the Target Business that may not be cancelled by Sumter One or Sumter Two upon notice of not more than 30 days and without liability, penalty or premium or the absence of which would have a Material Adverse Effect or which involve payments or receipts of more than $500,000.

     For purposes of this Section 3.14, the term "lease" shall include any and all leases, subleases, sale/leaseback agreements or similar arrangements.

     2. Except as disclosed in Schedule 3.14(b), each Material Contract: (i) is valid and binding on Sumter One or Sumter Two as a party thereto and, to the best knowledge of Sumter One, Sumter Two and the Stockholders, is valid and binding on the other parties thereto and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Schedule 3.5 or 3.6 are not obtained, shall continue in full force and effect without penalty or other adverse consequence with respect to Sumter One or Sumter Two as a party thereto and, to the best knowledge of Sumter One, Sumter Two and the Stockholders, shall continue in full force and effect without penalty or other adverse consequence with respect to the other parties thereto. Neither Sumter One nor Sumter Two is in breach of, or default under, any Material Contract.

     3. Except as disclosed in Schedule 3.14(c), to the best knowledge of Sumter One, Sumter Two and the Stockholders, no other party to any Material Contract is in breach thereof or default thereunder.

     4. Except as disclosed in Schedule 3.14(d), there is no contract, agreement or other arrangement granting any Person any preferential right to purchase, other than in the ordinary course of business consistent with past practice, any of the properties or assets of Sumter One or Sumter Two.

     5. No claim of default by any party has been made or is now pending under any Material Contract and, to the best knowledge of Sumter One, Sumter Two and the Stockholders, no event has occurred and is continuing that with notice or the passing of time or both would constitute a default thereunder or would excuse performance by any party thereto. No Material Contract has resulted in or in the future may (so far as Sumter One, Sumter Two and the Stockholders can now reasonably foresee) result in a Material Adverse Effect.

     (xv) Intellectual Property. Neither Sumter One nor Sumter Two owns or licenses any Intellectual Property other than that disclosed in Schedule 3.15. Sumter One and Sumter Two own or license all the Intellectual Property that is necessary to the conduct of the Target Business. All names under which either Sumter One or Sumter Two has conducted or currently conducts business are set forth on Schedule 3.15. No claim has been made, and no basis for any such claim exists, that either Sumter One or Sumter Two has infringed on any Intellectual Property of any other person. No claim has been made, and no basis for any such claim exists, that any person has infringed on any Intellectual Property of Sumter One or Sumter Two.

     (xvi) Assets. 1. Except as disclosed in Schedule 3.16, either Sumter One or Sumter Two owns, leases or has the legal right to use all the properties and assets used or intended to be used in the conduct of the Target Business or otherwise owned, leased or used by Sumter One or Sumter Two and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by Sumter One or Sumter Two or in or relating to the conduct of the Target Business (all such properties, assets and contract rights being the "Assets"). Either Sumter One or Sumter Two has good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

     2. The Assets constitute all the properties, assets and rights forming a part of, used, held or intended to be used in, and all such properties, assets and rights as are necessary in the conduct of, the Target Business. At all times since the Reference Balance Sheet Date, Sumter One and Sumter Two have caused the Assets to be maintained in accordance with good business practice, and all the Assets are in good operating condition and repair, reasonable wear and tear excepted, and are suitable for the purposes for which they are used and intended.

     3. Following the consummation of the transactions contemplated by this Agreement, either Surviving Corporation One or Surviving Corporation Two, as the case may be, will continue to own, pursuant to good and marketable title, or lease, under valid and subsisting leases, or otherwise retain its respective interest in the Assets without incurring any penalty or other adverse consequence, including, without limitation, any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement. Immediately following the Effective Time, either Surviving Corporation One or Surviving Corporation Two, as the case may be, shall own and possess all documents, books, records, agreements and financial data of any sort used by Sumter One or Sumter Two in the conduct of the Target Business or otherwise.

     (xvii) Customers. Listed in Schedule 3.17 are the names and addresses of the ten most significant customers (by revenue) of Sumter One and Sumter Two for the twelve-month period ended December 31, 1997 and the amount for which each such customer was invoiced during such period. Except as disclosed in Schedule 3.17, none of the Stockholders, Sumter One and Sumter Two has received any notice or has any reason to believe that any significant customer of Sumter One or Sumter Two has ceased, or will cease, to use the products, equipment, goods or services of Sumter One or Sumter Two (or after the Effective Time, Surviving Corporation One or Surviving Corporation Two), or has substantially reduced, or will substantially reduce, the use of such products, equipment, goods or services at any time.

     (xviii) Suppliers. Listed in Schedule 3.18 are the names and addresses of all the suppliers from which Sumter One and Sumter Two ordered services, raw materials, supplies, merchandise and other goods for Sumter One and Sumter Two with an aggregate purchase price of $500,000 or more during the twelve-month period ended December 31, 1997 and the amount for which each such supplier invoiced Sumter One and Sumter Two during such period. Except as disclosed in Schedule 3.18, none of the Stockholders, Sumter One and Sumter Two has received any notice or has any reason to believe that any such supplier will not sell services, raw materials, supplies, merchandise and other goods to Sumter One or Sumter Two at any time (or at any time after the Effective Time to Surviving Corporation One or Surviving Corporation Two), on terms and conditions substantially similar to those used in its current sales to Sumter One and Sumter Two, subject only to general and customary price increases.

     (xix) Employment Benefit Plans. (a) Schedule 3.19 contains a true and complete list of all bonus, deferred compensation, pension, profit-sharing, retirement, insurance, stock purchase, stock option, welfare, severance, hospitalization, insurance or other employee benefit plan (as defined in Section 3(3) of ERISA), whether formal or informal, presently maintained by Sumter One or Sumter Two or maintained by either of them since 1992, or under which either Sumter One or Sumter Two has, or has had, since 1992, any obligation to contribute (collectively, the "Target Plans").

     (b) For each of the Target Plans, Sumter One and Sumter Two have delivered or made available to Enterprise true and complete copies of (i) the plan document, (ii) any related trust agreements, insurance contracts and other funding agreements, (iii) the summary plan descriptions, (iv) the most recent Internal Revenue Service determination letter, if any, (v) the most recently filed annual report (Form 5500 Series) and accompanying schedules filed with the Department of Labor or Internal Revenue Service, and (vi) the most recent financial statements, if any.

     (c) Each such Target Plan which is intended to be a "qualified plan" under
Section 401(a) of the Code, has received, within the last three years, a favorable determination letter from the Internal Revenue Service. With respect to any Target Plan which has received such a determination letter, nothing has occurred since the date of such determination letter that would adversely affect the qualification of the Target Plan under Section 401(a) of the Code.

     (d) Sumter One and Sumter Two have performed and complied with all of their respective obligations under or with respect to the Target Plans, and the Target Plans have operated in accordance with their respective terms. All Target Plans have operated in accordance with the applicable requirements of ERISA and the Code and other applicable laws, rules and regulations, and all reports required by any governmental agency with respect to an Target Plan have been timely filed.

     (e) All contributions (including all employer contributions and salary reduction contributions) which are due have been paid to each Target Plan which is an employee pension plan within the meaning of section 3(2) of ERISA and all contributions for any period ending on or before the Effective Date which are not yet due have been paid to each Target Plan or accrued in accordance with the past custom and practice of Sumter One and Sumter Two, respectively. All premiums or other payments for all periods ending on or before the Effective Date have been paid with respect to each Target Plan which is a welfare benefit plan within the meaning of section 3(1) of ERISA.

     (f) Neither any of the Target Plans nor any employee benefit plan (as defined in Section 3(3) of ERISA) maintained or contributed to by an ERISA Affiliate (the Target Plans and the employee benefit plans of ERISA Affiliates are collectively referred to as the "Target Group Plans") is covered by Title IV of ERISA.

     (g) No prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) has occurred with respect to any of the Target Group Plans.

     (h) Each Target Plan which constitutes a welfare benefit plan within the meaning of Section 3(1) of ERISA has complied and continues to comply with the health care continuation coverage requirements of section 4980B of the Code and
Part 6 of Subtitle B of Title I of ERISA. Other than the coverage referred to in the immediately preceding sentence, there are no benefits to be provided to current retirees under any of the Target Plans which constitutes a welfare benefit plan.

     (i) No action, suit or proceeding, hearing, or investigation with respect to the administration or investment of the assets of any Target Group Plan is pending or, to the best knowledge of Sumter One, Sumter Two or the Stockholders, threatened. None of Sumter One, Sumter Two or the Stockholders has any knowledge of any valid basis for any such action, suit, proceeding, hearing or investigation.

     (j) No amount paid or payable (or which may become payable) pursuant to any Target Plan to or for the benefit of any officer, director or employee of Sumter One or Sumter Two was or will constitute any excess parachute payment (within the meaning of Section 280G of the Code) as a consequence, direct or indirect, in whole or in part, of the consummation of the transaction contemplated under this Agreement.

     (k) Neither Sumter One nor Sumter Two has any commitment, whether formal or informal and whether legally binding or not, to create or amend any Target Plan.

     (xx) Labor Matters. None of the employees of Sumter One or Sumter Two is covered by any collective bargaining agreement, no collective bargaining agreement is currently being negotiated and no attempt is currently being made or has been made during the past three years to organize any employees of Sumter One or Sumter Two to form or enter into a labor union or similar organization. Except as disclosed in Schedule 3.20, the relationship of Sumter One and Sumter Two with its employees is good and there is, and during the past five years there has been, no labor strike, dispute, slowdown, work stoppage or other labor difficulty pending or, to the best knowledge of Sumter One, Sumter Two or the Stockholders, threatened against or involving Sumter One or Sumter Two.

     (xxi) Key Emplo 1. Schedule 3.21(a) lists the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, "golden parachute" and other like benefits paid or payable (in cash or otherwise) in 1996, 1997 and 1998, the date of employment and a description of position and job function of each current salaried employee, officer, director, consultant or agent of Sumter One or Sumter Two whose annual compensation exceeded in 1997 (or, in 1998, is expected to exceed) $100,000.

     2. Except as disclosed in Schedule 3.21(b), all directors, officers, management employees, and technical and professional employees of Sumter One and Sumter Two are under written obligation to Sumter One or Sumter Two to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to Sumter One or Sumter Two all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

     3. Except as set forth on Schedule 3.21(c), no employee of Sumter One or Sumter Two is entitled to any "golden parachute" payment. For purposes of the Stockholders' indemnification of Enterprise pursuant to Section 9.1, Schedule 3.21(c) shall be deemed to have disclosed no liabilities for "golden parachute" payments.

     (xxii) Taxes. 1. (i) Except as set forth on Schedule 3.22, all returns and reports in respect of Taxes required to be filed with respect to Sumter One or Sumter Two (including any state Tax return that includes Sumter One or Sumter Two on a separate, consolidated or combined basis) have been timely filed, taking into account any extensions of time to file granted to or obtained on behalf of Sumter One or Sumter

Two, and no extensions of time within which to file any such returns and reports has been requested, which return or report has not since been filed; (ii) except for the Florida sales tax described in item 4 of Schedule 3.7, all Taxes required to be shown on such returns and reports or otherwise due have been timely paid; (iii) all such returns and reports (insofar as they relate to the activities or income of Sumter One or Sumter Two) are true, correct and complete in all respects; (iv) no consent under Section 341(f) of the Code has been filed with respect to Sumter One or Sumter Two; (v) there are no Tax liens on any assets of Sumter One or Sumter Two; (vi) neither the Stockholders, Sumter One nor Sumter Two or any Affiliate of any Stockholder is a party to any agreement or arrangement that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 28OG of the Code; and (vii) no acceleration of the vesting schedule for any property that is substantially unvested within the meaning of the regulations under Section 83 of the Code will occur in connection with the transactions contemplated by this Agreement.

     2. Except as disclosed with reasonable specificity in Schedule 3.22: (i) there are no outstanding waivers or agreements extending the statute of limitations for any period with respect to any Tax to which Sumter One or Sumter Two may be subject; (ii) neither Sumter One nor Sumter Two has ever engaged in any foreign activity; (iii) neither Sumter One nor Sumter Two has any income reportable for a period ending after the Effective Date but attributable to a transaction (e.g., an installment sale) occurring in or a change in accounting method made for a period ending on or prior to the Effective Date which resulted in a deferred reporting of income from such transaction or from such change in accounting method (other than a deferred intercompany transaction); and (iv) no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect Sumter One or Sumter Two.

     3. (i) Schedule 3.22 lists all federal, state and local income, franchise and similar tax returns filed with respect to Sumter One and Sumter Two during 1997 and will on the Effective Date list all federal, state and local income, franchise and similar tax returns filed with respect to each of Sumter One and Sumter Two for each taxable period since the date of incorporation of Sumter One and Sumter Two, indicates for which jurisdictions returns have been filed on the basis of a unitary group, indicates the most recent income, franchise or similar tax return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all tax returns that currently are the subject of audit; (ii) Sumter One and Sumter Two have delivered or made available to Enterprise correct and complete copies of all federal, state and local income, franchise and similar tax returns, examination reports, and statements of deficiencies assessed against or agreed to by Sumter One or Sumter Two since the date of incorporation of Sumter One and Sumter Two; and (iii) Sumter One and Sumter Two have delivered to Enterprise a true and complete copy of any tax- sharing or allocation agreement or arrangement involving Sumter One or Sumter Two and a true and complete description of any such unwritten or informal agreement or arrangement.

     4. On the Reference Balance Sheet, reserves and allowances have been provided in accordance with U.S. GAAP and in amounts adequate to satisfy all Liabilities for Taxes relating to Sumter One and Sumter Two for periods through the March 31, 1997.

     (xxiii) Insurance. 1. All material assets, properties and risks of Sumter One and Sumter Two are, and for the past five years have been, covered by valid and currently effective insurance (including, without limitation, property insurance) policies issued in favor of Sumter One or Sumter Two, as the case may be, in each case in the ordinary course, and all insurance policies or binders of limitation, including those with respect to general liability and workers' compensation, issued for the benefit of Sumter One or Sumter Two, are provided by responsible insurance companies, and, to the best knowledge of Sumter One, Sumter Two and the Stockholders, are in such types and amounts and covering such risks as are consistent with customary practices and standards of companies engaged in businesses and operations similar to those of Sumter One or Sumter Two, as the case may be, and are adequate to protect Sumter One, Sumter Two, their assets and properties. Schedule 3.23 sets forth a list of all such insurance policies and copies of all such insurance policies have been delivered to Enterprise and the Subs.

     2. No insurance policy listed in Schedule 3.23 will cease to be legal, valid, binding, enforceable in accordance with its terms and in full force and effect on terms identical to those in effect as of the date hereof as a result of the consummation of the transactions contemplated by this Agreement.

     (xxiv) Accounts; Lockboxes; Safe Deposit Boxes. Schedule 3.24 is a true and complete list of (a) the names of each bank, savings and loan association, securities or commodities broker or other financial institution in which Sumter One or Sumter Two have an account, including cash contribution accounts, and the names of all persons authorized to draw thereon or have access thereto and (b) the location of all lockboxes and safe deposit boxes of Sumter One and Sumter Two and the names of all Persons authorized to draw thereon or have access thereto. At the Effective Time, without the prior written consent of Enterprise and the Subs, neither Sumter One nor Sumter Two shall have any such account, lockbox or safe deposit box other than those listed in Schedule 3.24, nor shall any additional Person have been authorized, from the date of this Agreement, to draw thereon or have access thereto. The Stockholders and their affiliates have not commingled monies or accounts of Sumter One or Sumter Two with other monies or accounts of the Stockholders and their affiliates or relating to their other businesses nor have the Stockholders and their affiliates transferred monies or accounts of Sumter One or Sumter Two other than to an account of Sumter One or Sumter Two. At the Effective Time, all monies and accounts of Sumter One and Sumter Two shall be held by, and be accessible only to, Sumter One or Sumter Two.

     (xxv) Full Disclosure. The certificates, statements, and other information furnished to Enterprise or the Subs in writing by or on behalf of Sumter One and Sumter Two in connection with the transactions contemplated herein, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Sumter One, Sumter Two and the Stockholders know of no fact or condition, other than such facts and conditions which apply to the telecommunications industry in the United States generally, which materially adversely affects or in the future may (so far as Sumter One, Sumter Two and the Stockholders can now reasonably foresee) materially adversely affect the condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects of Sumter One or Sumter Two which has not been set forth herein or disclosed in writing to Enterprise and the Subs with reference to this Agreement.

     (xxvi) Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of the Stockholders, Sumter One and Sumter Two in such manner as to give rise to any valid claim against the Stockholders, Sumter One, Sumter Two, Enterprise or any Subsidiary of Enterprise for any broker's or finder's fee or similar compensation.

     (xxvii) Investment Purposes, etc. (a) The Stockholders (i) understand that the shares of Enterprise Common Stock to be issued to the Stockholders pursuant to this Agreement have not been registered for sale under any federal or state securities laws and that such shares of Enterprise Common Stock are being offered and sold to the Stockholders pursuant to an exemption from registration provided under Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act"), (ii) agree that the Stockholders are acquiring such shares of Enterprise Common Stock for their own account for investment purposes and without a view to any distribution thereof, (iii) acknowledge that the representations and warranties set forth in this Section 3.27 are given with the intention that Enterprise rely on them for purposes of claiming such exemption, and (iv) understand that they must bear the economic risk of the investment in such shares of Enterprise Common Stock for an indefinite period of time as such shares of Enterprise Common Stock cannot be sold unless subsequently registered under such laws or unless an exemption from registration is available.

     (b) The Stockholders agree that the shares of Enterprise Common Stock issued to the Stockholders pursuant to this Agreement will not be sold or otherwise transferred for value unless (i) a registration statement with respect thereto has become effective under the Securities Act or (ii) there is presented to Enterprise an opinion of counsel reasonably satisfactory to Enterprise that such registration is not required, and consent that any transfer agent of Enterprise may be instructed not to transfer any such shares of Enterprise Common Stock unless it receives satisfactory evidence of compliance with the foregoing provisions, and that there may be endorsed upon any certificate evidencing such shares of Enterprise Common Stock an appropriate legend calling attention to the foregoing restrictions on transferability of such shares of Enterprise Common Stock.

     (c) The Stockholders (i) are aware of Enterprise's business and affairs and financial condition and have acquired sufficient information about Enterprise to reach an informed and knowledgeable decision to acquire the shares of Enterprise Common Stock issued to the Stockholders pursuant to this Agreement, (ii) have reviewed Enterprise's latest annual report on form 10-K and all filings subsequent thereto made by Enterprise with the Securities and Exchange Commission (the "SEC") pursuant to the federal securities laws, (iii) have discussed Enterprise and its plans, operations and financial condition with Enterprise's officers, (iv) have received all such information as they have deemed necessary and appropriate to enable them to evaluate the financial risk inherent in making an investment in the shares of Enterprise Common Stock, (v) have received satisfactory and complete information concerning the business and financial condition of Enterprise in response to all inquiries in respect thereof, (vi) have sufficient knowledge and experience in financial and business matters and the telecommunications business so as to be capable of evaluating the merits and risks of their investment in the shares of Enterprise Common Stock, and (vii) are capable of bearing the economic risks of such investment, including a complete loss of their investment in the shares of Enterprise Common Stock.

     (xxviii) Tax Reporting. Consistent with the intent of the parties hereto, the Stockholders shall treat, and cause their Affiliates to so treat, each of the Mergers as a reorganization under Section 368(a)(1)(A) by reason of Section 368(a)(2)(D) of the Code with respect to all relevant tax returns or similar filings, to the extent consistent with law.


                                   ARTICLE (8)

            REPRESENTATIONS AND WARRANTIES OF ENTERPRISE AND THE SUBS

     Enterprise, Sub One and Sub Two jointly and severally represent to Target and the Stockholders as follows:

     (i) Organization and Authorization, etc. Each of Enterprise, Sub One and Sub Two is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has the corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business, and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership of its properties or both makes such qualif ication necessary. Each of Enterprise, Sub One and Sub Two has the corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of the Agreement and the other Operative Documents, the performance by Enterprise, Sub One and Sub Two of their respective obligations thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of each Enterprise, Sub One and Sub Two and no other corporate proceedings on the part of Enterprise, Sub One or Sub Two are necessary to authorize this Agreement and the other Operative Documents and the transactions contemplated hereby and thereby. This Agreement has been, and upon their execution the other Operative Documents shall have been, duly and validly executed and delivered by each Enterprise Party which is a party thereto and, assuming this Agreement and the other Operative Documents constitute the legal, valid and binding agreements of the other parties hereto and thereto, this Agreement constitutes, and upon their execution the other Operative Documents shall constitute, the legal, valid and binding agreements of each Enterprise Party which is a party thereto, enforceable against each of them in accordance with their terms.

     (ii) Non-Contravention. The execution, delivery and performance of this Agreement and the other Operative Documents by Enterprise and the Subs and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of the Certificate of Incorporation or By-Laws of Enterprise, the Subs or any of their respective Subsidiaries, (b) violate, conflict with or result in the breach of any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether after the giving of notice or lapse of time or both) any obligation under, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which Enterprise, the Subs or any of their respective Subsidiaries is a party or by which any of them is bound, (c) result in the creation or imposition of any Encumbrance upon any property of Enterprise, the Subs or any of their respective Subsidiaries or (d) violate or conflict with any Law or Governmental Order to which Enterprise, the Subs or any of their respective Subsidiaries, or the property of Enterprise, the Subs or any of their respective Subsidiaries, is subject.

     (iii) Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement and the other Operative Documents by Enterprise, Sub One and Sub Two or the consummation by Enterprise, Sub One and Sub Two of the transactions contemplated hereby and thereby, except for (a) the filing of a Notification and Report Form by Enterprise under the HSR Act, (b) any necessary filings with and approvals of the FCC and state public utility commissions or other Governmental Authorities where the operations of Sumter One and Sumter Two are subject to their jurisdiction and (c) the filing of Certificates of Merger with the Secretary of State of the State of Delaware and the Department of State of the State of Florida.

     (iv) Shares of Enterprise Common Stock. At the Effective Time, the shares of Enterprise Common Stock to be issued to the Stockholders hereby will be duly authorized, validly issued, fully paid and non-assessable.

     (v) SEC Reports.

     1. Enterprise has timely filed all forms, reports and documents required to be filed by it with the SEC (collectively, the "SEC Reports"). The SEC Reports, including any SEC Reports filed with the SEC after the date of this Agreement and on or prior to the Effective Time (i) at the time filed, complied with the requirements of all applicable securities laws and other applicable laws and
(ii) did not, at the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state any material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in light of the circumstances under which they were made, not misleading.

     2. Each of the financial statements of Enterprise (including in each case any related notes) contained in the SEC Reports, including any SEC Reports filed after the date of this Agreement and on or prior to the Effective Time, complied as to form with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented the consolidated financial position of Enterprise and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

     (vi) No Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any person acting on behalf of Enterprise in such manner as to give rise to any valid claim against Enterprise, any of its Subsidiaries, Sumter One or Sumter Two for any broker's or finder's fee or similar compensation other than Bear, Stearns & Co. Inc., whose fees shall be paid by Enterprise.

     (vii) Capitalization. The authorized capital stock of Enterprise consist of 50,000,000 shares of Enterprise Common Stock and 2,000,000 shares of preferred stock, par value $1.00 per share. As of December 31, 1997, 17,442,586 shares of Enterprise Common Stock and 483,417.364 shares of preferred stock were duly authorized, validly issued, fully paid and non-assessable. Except for options and warrants to purchase an aggregate of 3,982,419 shares of Enterprise Common Stock, preferred stock convertible into 7,741,872 shares of Enterprise Common Stock and rights which trade with the shares of Enterprise Common Stock, and except that certain of the outstanding shares of preferred stock of Enterprise may pay dividend in Enterprise Common Stock, at December 31, 1997, Enterprise did not have outstanding any stock or securities convertible or exchangeable for any shares of Enterprise Common Stock or any stock or securities convertible into or exchangeable for any other capital stock of Enterprise and, except for an obligation to redeem Enterprise's outstanding 13 1/2% Redeemable Exchangeable Preferred Stock due 2009, was not subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any shares of its capital stock.

     (viii) Full Disclosure. The SEC Reports and the certificates, statements and other information furnished to Sumter One, Sumter Two or the Stockholders in writing by or on behalf of Enterprise or the Subs in connection with the transactions contemplated herein, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Neither Enterprise nor either of the Subs know of any fact or condition, other than such facts or conditions that apply to the telecommunications industry in the United States generally, which materially adversely affects or in the future may (so far as Enterprise or the Subs can now reasonably foresee) materially adversely affect the condition (financial or otherwise), properties, assets, liabilities, business, operations or prospects of Enterprise which has not been set forth herein or disclosed in writing to Sumter One, Sumter Two and the Stockholders with reference to this Agreement or in the SEC Reports filed by Enterprise.

     (ix) Tax Reporting. Consistent with the intent of the parties hereto, Enterprise and each of Surviving Corporation One and Surviving Corporation Two (and any consolidated, combined or unitary group of corporations of which any of Enterprise, Surviving Corporation One and Surviving Corporation Two is a member) shall treat, and cause their Affiliates to so treat, each of the Mergers as a reorganization under Section 368(a)(1)(A) by reason of Section 368(a)(2)(D) of the Code with respect to all relevant tax returns or similar filings, to the extent consistent with law.

     (x) Continuity of Business Enterprise. Enterprise intends on the date hereof and as of the Effective Date, to cause each of Surviving Corporation One and Surviving Corporation Two either to continue the historic business of Sumter One or Sumter Two, respectively, or to use a significant portion of the business assets of Sumter One and Sumter Two, respectively, within the meaning of Treasury Regulation Section 1.368- 1(d).


                                   ARTICLE (9)

                    COVENANTS OF TARGET AND THE STOCKHOLDERS

     (i) Conduct of Business. From the date hereof to the Effective Time, except with the prior written consent of Enterprise, which consent shall not be unreasonably withheld, delayed or conditioned, each of

Sumter One and Sumter Two will, and each of the Stockholders shall use his best efforts to cause each of Sumter One and Sumter Two to:

     1. carry on its business in, and only in, the usual, regular and ordinary course in substantially the same manner as heretofore and, to the extent consistent with such business, use all commercially reasonable efforts to preserve intact its present business organization, keep available the services of its present officers and employees, and preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and going concern value shall be unimpaired at the Effective Time;

     2. maintain all of its material structures, equipment and other tangible personal property in good repair, order and condition, except for depletion, depreciation, ordinary wear and tear and damage by unavoidable casualty;

     3. keep in full force and effect insurance comparable in amount and scope of coverage to in surance now carried by it;

     4. perform in all material respects all of its obligations under agreements, contracts and instruments relating to or affecting its properties, assets and business;

     5. maintain its books of account and records in the usual, regular and ordinary manner;

     6. comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to it and to the conduct of its business;

     7. not amend its Certificate of Incorporation or By-Laws;

     8. not enter into, assume or amend in any material respect any agreement, contract or commitment of the character referred to in clauses (i) through (iv) of Section 3.14(a) or, except in the ordinary course of business consistent with past practice, clauses (v) through (xvi) of such Section;

     9. not enter into any additional contracts or agreements for network capacity or local transport services which are not terminable by Sumter One or Sumter Two, as applicable, without penalty or other adverse consequence, on not more than 60 days notice;

     10. not enter into any additional customer contracts or agreements containing rates with a greater than 10% discount to the customary rates charged by Sumter One or Sumter Two, as applicable;

     11. not merge or consolidate with, or agree to merge or consolidate with, or purchase substantially all the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof;

     12. not take, or permit to be taken, any action which is represented and warranted in Section 3.10 not to have been taken since the Reference Balance Sheet Date;

     13. promptly advise Enterprise in writing of any Material Adverse Effect with respect to Sumter One or Sumter Two;

     14. not effect any stock split or other reclassification;

     15. not authorize the creation or issuance of or issue, sell or dispose of, or create any obliga tion to issue, sell or dispose of, any shares of its capital stock or any securities or obligations convertible into or exchangeable for, any shares of its capital stock;

     16. not issue any press releases without first consulting with Enterprise regarding any such press release;

     17. not create, incur, assume, guarantee or otherwise become directly or indirectly liable with respect to any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice under agreements existing on the date hereof and identified in writing to Enterprise; and

     18. not enter into any agreement or understanding to do or engage in any of the foregoing.

     (ii) No Solicitation. From the date hereof to the earlier of termination of this Agreement pursuant to the provisions of Section 8.1 or the Effective Time, neither Sumter One nor Sumter Two shall directly or indirectly, through any Stockholder, officer, director, agent, Affiliate of any thereof or otherwise, a. solicit, initiate or encourage the submission of any proposal or offer from any person relating to any acquisition or purchase of all or (other than in the ordinary course of business) any portion of the assets of, or any equity interest in, Sumter One or Sumter Two or any business combination with any of Sumter One or Sumter Two (a "Target takeover proposal") or (b) participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing. Each Stockholder, Sumter One and Sumter Two immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Target shall notify Enterprise promptly of any Target takeover proposal or any inquiry or contact with any person with respect thereto, that is made and shall, in any such notice to Enterprise, indicate in reasonable detail the identity of the person making such Target takeover proposal or related inquiry or contact and the terms and conditions of such Target takeover proposal or related inquiry or contact. Neither Sumter One nor Sumter Two shall release any third party from, or waive any provision of, any confidentiality or standstill agreement to which either of Sumter One or Sumter Two is a party.

     (iii) Accountants' Cooperation. Both before and after the Effective Time, the Stockholders, Sumter One and Sumter Two shall provide, or cause to be provided, to Enterprise access to all audited financial statements and work papers of the internal and external accountants of Sumter One and Sumter Two and shall procure from such external accountants all consents necessary for such access and otherwise necessary for Enterprise to comply with any reporting requirements that Enterprise, in its sole discretion, reasonably exercised, determines that it may have under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or under the terms of any indenture or other instrument of Enterprise or any of its affiliates and all consents necessary to permit Enterprise to use such audited financial statements in any filings under the Securities Act that Enterprise may desire to make.

     (iv) Completion of Schedule 3.22. On or prior to 30 days after the date hereof, the Stockholders shall have delivered to Enterprise a completed Schedule
3.22 which lists all income, franchise and similar tax returns (federal, state and local) filed with respect to each of Sumter One and Sumter Two for each taxable period since the date of incorporation of Sumter One and Sumter Two, indicates for which jurisdictions returns have been filed on the basis of a unitary group, indicates the most recent income, franchise or similar tax return for each relevant jurisdiction for which an audit has been completed or the statute of limitations has lapsed and indicates all tax returns that currently are the subject of audit.

     (v) Waiver of Transfer Restrictions. Sumter One, Sumter Two and each Stockholder hereby consents to the transfer of any of the shares of Sumter One Common Stock and Sumter Two Common Stock by the other Stockholders pursuant to this Agreement and, in connection with the transactions contemplated hereby, waives any rights under any transfer restrictions relating to the shares of Sumter One Common Stock and Sumter Two Common Stock.


                                  ARTICLE (10)

                              ADDITIONAL AGREEMENTS

     (i) Compliance with Conditions Precedent, etc. Each of the parties will use its best efforts to cause the conditions precedent to the Mergers set forth in
Article VII hereof to be fulfilled and, subject to the terms and conditions herein provided, to take, or cause to be taken, all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Mergers, including without limitation to lift any injunction or remove any other impediment to the consummation of such transactions or the Mergers. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Sumter One, Sumter Two, Enterprise, Sub One or Sub Two, as the case may be, shall take all such necessary action.

     (ii) Certain Notifications. At all times from the date hereof until the Effective Time, each party shall promptly notify the others in writing of the occurrence of any event which will or may result in the failure to satisfy the conditions specified in Article VII.

     (iii) Adoption by the Subs and Target. 1. Enterprise, as the sole stockholder of the Subs, by executing this Agreement, consents to the adoption of this Agreement by the Subs and agrees that such consent shall be treated for all purposes as a vote duly adopted at a meeting of the stockholders of each Sub held for this purpose.

     2. The Stockholders, as the sole stockholders of Sumter One and Sumter Two, by executing this Agreement, consent to the adoption of this Agreement by Sumter One and Sumter Two, respectively, and agree that such consent shall be treated for all purposes as a vote duly adopted at a meeting of the stockholders of each of Sumter One and Sumter Two, respectively, held for this purpose.

     (iv) Expenses. Whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.

     (v) Public Announcements. Enterprise and Target shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated herein and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with the Nasdaq Market.

     (vi) Transition Arrangements. Each of James M. Mansour, John A. Mansour and Mark A. Mansour (the "Principal Stockholders") shall enter into an agreement with Enterprise in the form attached hereto as Exhibit C (the "Transition Agreement") to provide transition related services during the 12 month period commencing on the Effective Date (the "Transition Period").

     (vii) Non-Competition. 1. Each of the Principal Stockholders shall be bound by the terms of Section 7.1 of his respective Transition Agreement which terms are incorporated by reference herein.

     2. Each of the Principal Stockholders acknowledges that the covenants of the Principal Stockholders set forth in this Section 6.7 are an essential element of this Agreement and that, but for the agreement of the Principal Stockholders to comply with these covenants, Enterprise would not have entered into this Agreement. The Stockholders, Sumter One and Sumter Two acknowledge that this Section 6.7 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement by Enterprise. Each of the Principal Stockholders has independently consulted with his counsel and after such consultation agrees that the covenants set forth in this Section 6.7 are reasonable and proper.

     (viii) Sumter One Employees Trust. It is contemplated that, prior to the Effective Time, Sumter One will issue one or more shares of Sumter One Common Stock to an irrevocable trust (the "Sumter One Employees Trust") created for the benefit of those persons who shall be employees of Sumter One on the Effective Date. The terms and conditions of the instrument or instruments under which the Sumter One Employees Trust may be created and the terms and conditions of any related bonus plan shall be reasonably satisfactory to Enterprise, and neither the creation of the Sumter One Employees Trust nor the issuance of shares of Sumter One Common Stock thereto shall result in any Material Adverse Effect on Enterprise, or any charge to the consolidated earnings of Enterprise or any liability to Enterprise or the Surviving Corporations. It is anticipated that the Principal Stockholders shall serve as the initial trustees of the Sumter One Employees Trust. In the event that one or more shares of Sumter One Common Stock are issued to the Sumter One Employees Trust in accordance with this Section prior to the Effective Time, the parties hereto and the Sumter One Employees Trust shall enter into an amendment to this Agreement, which amendment shall specify the name of the Sumter One Employees Trust, the number of shares of Sumter One Common Stock that shall have been issued thereto, the total number of shares of Sumter One Common Stock that shall be issued and outstanding as of the Effective Date, and such other terms and conditions as to which the parties hereto and the Sumter One Employees Trust shall mutually agree.

     (ix) Access and Information; Confidentiality. From the date hereof to the Effective Time, each of Sumter One and Sumter Two shall give to Enterprise and the Subs and their representatives reasonable access during normal business hours to the personnel, properties, books, records, contracts and commitments of Sumter One and Sumter Two and will furnish all such information and documents relating to the properties and business of Sumter One and Sumter Two as Enterprise may reasonably request. Prior to the Effective Date (or at any time if this Agreement is terminated in accordance with the provisions of Section 8.1), Enterprise and the Subs shall keep confidential and not disclose to any Person (other than employees, attorneys, accountants and advisors who, in the reasonable opinion of Enterprise, need to know such information) or use (except in connection with the transactions contemplated hereby) all non-public information obtained by Enterprise or the Subs pursuant to this Agreement or in contemplation of the consummation of the transactions contemplated hereby. In the event this Agreement is terminated and the Mergers abandoned, Enterprise and the Subs will use their reasonable best efforts to return to Sumter One or Sumter Two all documents, work papers and other written material obtained by Enterprise and the Subs from Sumter One or Sumter Two. None of Enterprise, Sub One or Sub Two shall be deemed to have violated this Section 6.9 by disclosure of information that (i) is in its possession prior to the time that such information is disclosed to it by Sumter One or Sumter Two, (ii) is or becomes public information through no act of Enterprise, Sub One or Sub Two, (iii) is disclosed to Enterprise, Sub One or Sub Two by a third party that is not, to the knowledge of Enterprise Sub One or Sub Two, otherwise subject to an obligation of secrecy to Sumter One or Sumter Two, or (iv) is disclosed as required by court order or as otherwise required by law, on condition that notice of the requirement of such disclosure is given to Sumter One and Sumter Two prior to making any such disclosure and Enterprise, Sub One and Sub Two cooperate as Sumter One or Sumter Two may reasonably request in resisting such disclosure.

     (x) Conduct of the Target Business After the Effective Date. Until the completion of the 90- day period that shall commence on the Effective Date, Enterprise shall not, without the prior written consent of the Stock(i) make anych consent shall not be unreasonably delayed, conditioned or withheld: material changes in the business practices followed by Sumter One and Sumter Two as of the Effective Date with respect to the collection of Receivables or the recording of collections thereof, except as may be requested by the independent auditors of Enterprise to enable the collection of such Receivables to be recorded in compliance with U.S. GAAP; or (ii) forgive, write-off or discount all or any portion of the Effective Date Receivables.

     (xi) Projections; Future Performance. Enterprise is an established provider of telecommunications services in the United States. Enterprise has elected to purchase Target on the basis of Target's historical financial performance, rather than on any projections prepared by Target or the Stockholders as to future performance, including, without limitation, any projections relative to future revenues, sales or profitability. Except as set forth in Section 3.9 with respect to the collection of Receivables (as to which in addition to any indemnification available pursuant to Section 9 hereof Enterprise has reserved and may apply the Escrow Amount in the event of any breach of such provision), neither Target nor any of the Stockholders makes any representation or warranty with respect to the future performance of the Target Business or with respect to the future condition (financial or otherwise), operations or prospects of Surviving Corporation One, Surviving Corporation Two or the Target Business. Notwithstanding the foregoing, the Stockholders acknowledge that inaccuracies in the representations and warranties or breaches of the covenants contained in this Agreement may affect the future performance of Surviving Corporation One, Surviving Corporation Two or the Target Business and, as a result, the Stockholders may have indemnification obligations pursuant to Section 9 hereof.


                                  ARTICLE (11)

                                   CONDITIONS

     (i) Conditions to the Mergers. The obligations of each party to effect the Mergers shall be subject to the satisfaction, at or prior to the Effective Time, of each of the following conditions:

     1. all notifications required pursuant to the HSR Act, to carry out the transactions contemplated by this Agreement shall have been made, and the applicable waiting period and any extensions thereof shall have expired or been terminated; and

     2. no preliminary or permanent injunction or other order of a court or Governmental Authority shall have been issued and be in effect, and no United States federal or state statute, rule or regulation shall have been enacted or promulgated after the date hereof and be in effect, that prohibits the consummation of the Mergers.

     (ii) Additional Conditions to Obligations of the Stockholders and Target. The obligation of the Stockholders and Target to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Effective Time, of each of the following conditions:

     1. Representations and Warranties; Covenants. The representations and warranties of Enterprise and the Subs contained in this Agreement shall be true and correct as of the Effective Time, with the same force and effect as if made as of the Effective Time, other than such representations and warranties as are made as of another date, which shall be true and correct as of such other date, except where the failure of such representations and warranties to be so true and correct does not have, and is not likely to have, individually or in the aggregate, a Material Adverse Effect on Enterprise, and all the covenants contained in this Agreement to be complied with by Enterprise and the Subs on or before the Effective Time shall have been complied with in all material respects, and the Stockholders and Target shall have received a certificate of each of Enterprise, Sub One and Sub Two to such effect signed by a duly authorized officer of each of Enterprise, Sub One and Sub Two, respectively.

     2. Other Governmental and Regulatory Consents.

All permits, approvals and consents of any Governmental Authority or any other third party necessary or appropriate for consummation of the Mergers, other than consents the failure to obtain which, in the reasonable opinion of Target, would not have, individually or in the aggregate, a Material Adverse Effect on Enterprise or a material adverse effect on the consummation of the transactions contemplated hereby.

     3. Resolutions; Incumbency. Target and the Stockholders shall have received certificates of the Secretary or Assistant Secretary of Enterprise, Sub One and Sub Two certifying (i) a true and complete copy of the resolutions duly and validly adopted by the Board of Directors of Enterprise, Sub One and Sub Two, as applicable, evidencing its authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) the names and signatures of the officers of Enterprise, Sub One and Sub Two, as applicable, authorized to sign this Agreement and the other documents to be delivered hereunder.

     4. Opinion of Counsel to Enterprise. Enterprise shall have caused to be delivered to Target and the Stockholders an opinion of counsel substantially in the form attached hereto as Exhibit D.

     5. Escrow Agreement. Enterprise shall have delivered to Target and the Stockholders an executed counterpart of the Escrow Agreement.

     6. Transition Agreement. Enterprise shall have delivered to each of the Principal Stockholders an executed counterpart of their respective Transition Agreements.

     7. Registration Rights Agreement. Enterprise shall have delivered to Target and the Stockholders an executed counterpart of the Registration Rights Agreement.

     8. No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or are reasonably likely to have, a Material Adverse Effect on Enterprise.

     9. Price of Enterprise Common Stock. The Enterprise Common Stock Effective Date Price shall be not less than the Enterprise Common Stock Floor Price; provided, however, if the Enterprise Common Stock Effective Date Price is equal to or greater than the Enterprise Common Stock Minimum Price, Enterprise shall have the right to deem this condition satisfied (the "Make Whole Right") and to deliver shares of Enterprise Common Stock in accordance with the provisions of
Section 1.6(a), and if Enterprise so elects this condition shall be deemed satisfied.

     10. Market for Enterprise Common Stock. The shares of Enterprise Common Stock shall be listed or admitted to trading on a national securities exchange, the NASDAQ market or any comparable market system and no event shall have occurred that would reasonably be expected to result in a suspension of trading privileges with respect thereto or a delisting thereof.

     (iii) Additional Conditions to Obligations of Enterprise and the Subs. The obligation of Enterprise and the Subs to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver, at or prior to the Effective Time, of each of the following conditions:

     1. Representations and Warranties; Covenants. The representations and warranties of each Stockholder, Sumter One and Sumter Two contained in this Agreement shall be true and correct as of the Effective Time, with the same force and effect as if made as of the Effective Time, other than such representations and warranties as are made as of another date, which shall be true and correct as of such other date, except where the failure of such representations and warranties to be so true and correct does not have, and is not likely to have, individually or in the aggregate, a Material Adverse Effect on Sumter One or Sumter

Two, and all the covenants contained in this Agreement to be complied with by each Stockholder, Sumter One and Sumter Two on or before the Effective Time shall have been complied with in all material respects, and Enterprise and the Subs shall have received a certificate of the each of the Stockholders, Sumter One and Sumter Two to such effect.

     2. Other Governmental and Regulatory Consents. All permits, approvals and consents of any Governmental Authority or any other third party necessary or appropriate for consummation of the Mergers, other than consents the failure to obtain which, in the reasonable opinion of Enterprise, would not have, individually or in the aggregate, a Material Adverse Effect on Target or a material adverse effect on the consummation of the transactions contemplated hereby or the operation of the Target Business after the Effective Date.

     3. Resolutions; Incumbency of Target. Enterprise and Sub One and Sub Two shall have received certificates of the Secretary or Assistant Secretary of Sumter One and Sumter Two certifying (i) a true and complete copy of the resolutions duly and validly adopted by the Board of Directors and the stockholders of Sumter One and Sumter Two, as applicable, evidencing their authorization of the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (ii) the names and signatures of the officers of Sumter One and Sumter Two authorized to sign this Agreement and the other documents to be delivered hereunder.

     4. Opinion of Counsel to Target. The Stockholders and Target shall have caused to be delivered to Enterprise and the Subs an opinion of counsel substantially in the form attached hereto as Exhibit E.

     5. Escrow Agreement. Each Stockholder shall have delivered to Enterprise and the Subs an executed counterpart of the Escrow Agreement.

     6. Transition Agreement. Each of the Principal Stockholders shall have delivered to Enterprise an executed counterpart of their respective Transition Agreement.

     7. Registration Rights Agreement. Each Stockholder shall have delivered to Enterprise an executed counterpart of the Registration Rights Agreement.

     8. Dissenters' Rights. Not more than one percent of the issued and outstanding capital stock of each of Sumter One and Sumter Two shall be Dissenting Shares.

     9. Spousal Consents. Each married Stockholder shall have delivered to Enterprise an executed spousal consent, which spousal consent shall be in form and substance reasonably acceptable to Enterprise.

     10. No Material Adverse Effect. No event or events shall have occurred, or be reasonably likely to occur, which, individually or in the aggregate, have, or are reasonably likely to have, a Material Adverse Effect on Sumter One or Sumter Two.

     11. Injunctions. No preliminary or permanent injunction or other order of a court or Governmental Authority shall have been issued and be in effect, and no United States federal or state statute, rule or regulation shall have been enacted or promulgated after the date hereof and be in effect, that imposes material limitations on the ability of Enterprise to exercise full rights of ownership of the assets or business of Sumter One or Sumter Two.

     12. Proceedings. There shall not be any action or proceeding commenced by or before any Governmental Authority in the United States, or threatened by any Governmental Authority in the United States, that challenges the consummation of the Mergers or seeks to impose material limitations on the ability of Enterprise to exercise full rights of ownership of the assets or business of Sumter One or Sumter Two.

                                  ARTICLE (12)

                        TERMINATION, AMENDMENT AND WAIVER

     (i) Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the Stockholders, by the Stockholders, Enterprise, the Subs, Sumter One and Sumter Two:

     1. by consent of the Boards of Directors of Enterprise, Sumter One and Sumter Two;

     2. by Enterprise upon notice to Target if any material default under or material breach of any agreement or condition of this Agreement by the Stockholders, Sumter One or Sumter Two shall have occurred and shall not have been cured within ten days after receipt of such notice, or any representation or warranty contained herein on the part of Stockholders, Sumter One or Sumter Two shall not have been true and correct in any material respect at and as of the date made;

     3. by Target and the Stockholders upon notice to Enterprise if any material default under or material breach of any agreement or condition of this Agreement by Enterprise or the Subs shall have occurred and shall not have been cured within ten days after receipt of such notice, or any representation or warranty contained herein on the part of Enterprise or the Subs shall not have been true and correct in any material respect at and as of the date made; or

     4. by Enterprise, on the one hand, or Target and the Stockholders, on the other, upon notice to the other if the Mergers shall not have become effective on or before the later of (i) 120 days after the date hereof and (ii) 10 days after the receipt of all required regulatory and third party approvals, unless such date is extended by the consent of the Boards of Directors of Target, Enterprise and the Subs evidenced by appropriate resolutions; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

     (ii) Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of Section 8.1, the provisions of this Agreement (other than the second, third and fourth sentences of Sections 6.9 and Sections 6.5 and 8.2 hereof) shall become void and have no effect, with no liability on the part of any party hereto or its stockholders or directors or officers in respect thereof, provided that nothing contained herein shall be deemed to relieve any party of any liability it may have to any other party with respect to a breach of its obligations under this Agreement.

     (iii) Amendment. This Agreement may be amended by the parties hereto only in a writing signed on behalf of each of them or, in the case of the Stockholders, by their attorney-in-fact.

     (iv) Waiver. Any term or provision of this Agreement (other than the requirements for approval by the stockholders of Sumter One and Sumter Two) may be waived in writing at any time by the party which is, or whose stockholders are, entitled to the benefits thereof.

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                                  ARTICLE (13)

                                 INDEMNIFICATION

     (i) Indemnification by the Stockholders. Subject to the limitations set forth in Sections 9.3 and 9.5, the Stockholders jointly and severally agree to defend, indemnify and hold harmless Enterprise, the Subs, any subsidiary or affiliate thereof and its officers, directors, agents, successors and assigns (the "Indemnified Acquiring Group") from and against any and all liabilities, losses, damages, claims, costs, expenses, judgments, interest and penalties (including, without limitation, attorneys', accountants' and outside advisors' fees and disbursements) (collectively, "Losses") incurred as a result of, arising out of or resulting from (i) the breach of any representation or warranty made by any of the Stockholders and contained in this Agreement or in any certificate delivered by the Stockholders pursuant to this Agreement or (ii) the breach of any covenant or agreement made by any of the Stockholders and Target and contained in this Agreement.

     (ii) Indemnification by Enterprise and the Subs. Subject to the limitations set forth in Sections 9.3 and 9.5, each of Enterprise and the Subs agrees to defend, indemnify and hold harmless the Stockholders, any subsidiary or affiliate thereof and their officers, directors, stockholders and controlling persons, employees, agents, successors and assigns (the "Indemnified Acquired Group") from and against any and all Losses incurred as a result of, arising out of or resulting from (i) the breach of any representation or warranty made by Enterprise or the Subs and contained in this Agreement or in any certificate delivered by Enterprise pursuant to this Agreement or (ii) the breach of any covenant or agreement made by Enterprise or the Subs and contained in this Agreement.

     (iii) Survival of Representations and Warranties. Except as set forth below, an indemnifying party shall be liable for Losses arising under Section 9.1(i) or 9.2(i) only if written notice of a claim for indemnity in respect of such subject matter is given to the indemnifying parties on or prior to the second anniversary of the Effective Date (except that (i) such day shall be the day of expiration of the applicable statute of limitations in respect of breaches of the representations and warranties in Sections 3.13(a) and 3.22,
(ii) such day shall be 90 days after the indemnified party has discovered facts or circumstances that indicate a reasonable likelihood that a breach of the representations and warranties set forth in Sections 3.1, 3.2, 4.1 and 4.4 has occurred and (iii) other than the time limits for accrual of a cause of action under applicable law, there shall be no time limit on the ability of any party to bring a claim for any loss arising from intentional misrepresentation or fraud). All representations, covenants and warranties made by or on behalf of any of the Stockholders or Target in this Agreement will be deemed to have been relied upon by Enterprise and the Subs (notwithstanding any investigation by Enterprise and the Subs). All representations, covenants and warranties made by or on behalf of any of Enterprise and the Subs in this Agreement will be deemed to have been relied upon by the Stockholders and Target (notwithstanding any investigation by the Stockholders and Target).

     (iv) Notice of Claims. An indemnified party shall give prompt written notice to the indemnifying party of any claim against the indemnified party which might give rise to a claim by the indemnified party against the indemnifying party under the indemnification provisions contained herein, stating the nature and basis of the claim and the actual or estimated amount thereof, provided, however, that failure to give such notice will not effect the obligation of the indemnifying party to provide indemnification in accordance with the terms of Section 9.1 or 9.2 unless, and only to the extent that, the indemnifying party is actually prejudiced thereby. In the event that any action, suit or proceeding is brought against any indemnified party with respect to which the indemnifying party may have liability under the indemnification provisions contained herein, the indemnifying party shall, upon written acknowledgement by the indemnifying party that such action, suit or proceeding is an indemnifiable Loss pursuant to Section 9.1 or 9.2, have the right, at the cost and expense of the indemnifying party, to defend such action in the name and on behalf of the indemnified party (using counsel reasonably satisfactory to the indemnified party), and, in connection with any such action, the indemnified party and the indemnifying party agree to render to each other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action, provided, however, that an indemnified party shall have the right to retain its own counsel, with fees and expenses paid by the indemnifying party, if representation of such indemnified party by counsel retained by the indemnifying party would be inappropriate because of actual or potential differing interests between such indemnified party and the indemnifying party. If the indemnifying party shall fail to defend such action, suit or proceeding, then the indemnified party shall have the right to defend such action without prejudice to its rights to indemnification under Section 9.1 or 9.2 and, in connection therewith, the indemnified party and the indemnifying party agree to render to each other such assistance as may reasonably be required in order to ensure proper and adequate defense of such action. Neither the indemnified party nor the indemnifying party shall make any settlement of any claim which might give rise to Liability of the indemnifying party under the indemnification provisions contained herein without the written consent of each party, which consent shall not be unreasonably withheld, delayed or conditioned.

     (v) Limitations on Liability. (a) Except in the case of fraud or intentional misrepresentation and excluding Article VIII, Section 3.27, Section
6.7 and Article X, and except for the availability of the Escrow Amount pursuant to Section 1.9, the indemnification provisions of Sections 9.1 and 9.2 shall be the exclusive and sole remedy for Losses and shall be subject to the limitations on liability set forth herein.

     (b) No member of the Indemnified Acquiring Group shall be entitled to indemnification pursuant to this Article IX for Losses suffered or incurred by the Indemnified Acquiring Group unless such Losses aggregate at least $500,000.00 (the "Basket"), whereupon the Stockholders shall be precluded from asserting that any such Losses are immaterial or not adverse to Enterprise or a Surviving Corporation. Subject to the last sentence of this Section 9.5(b), if Losses aggregate more than the Basket, the Stockholders shall be liable pursuant to this Article IX for the entire amount of such Losses, including the Basket, up to an amount equal to (A) 10% of the sum of (i) the Merger One Consideration and (ii) the Merger Two Consideration less (B) the Escrow Amount (the result of such computation being the "Liability Cap"), provided that the foregoing limitations of liability (including both the Basket and the Liability Cap) shall not apply in the event of fraud or intentional misrepresentation or in the event of a breach of the representations and warranties set forth in Sections 3.1, 3.2, 3.21(c) or the covenants set forth in Section 6.7. Notwithstanding anything contained herein to the effect that the liability of the Stockholders is joint, several or otherwise, in the event of any breach of Section 6.7, the sole and exclusive remedy of Indemnified Acquiring Group shall be against the Stockholder that breached such Section 6.7, and no member of the Indemnified Acquiring Group shall have any recourse (and expressly waives any such recourse) against any other Stockholder pursuant to Section 6.7.

     (c) No member of the Indemnified Acquired Group shall be entitled to indemnification pursuant to this Article IX for Losses suffered or incurred by the Indemnified Acquired Group unless such Losses aggregate at least the Basket, whereupon Enterprise, Surviving Corporation One and Surviving Corporation Two shall be precluded from asserting that any such Losses are immaterial or not adverse to the Stockholders. If Losses aggregate more than the Basket, Enterprise, Surviving Corporation One and Surviving Corporation Two shall be liable for the entire amount of such Losses, including the Basket, up to an amount equal to 10% of the sum of (i) the Merger One Consideration and (ii) the Merger Two Consideration (the result of such computation being the "Acquiring Group Liability Cap"); provided that the foregoing limitations on liability (including both the Basket and the Acquiring Group Liability Cap) shall not apply in the event of fraud or intentional misrepresentation or in the event of a breach of the representations and warranties set forth in Sections 4.1 or 4.4.

     (vi) Escrow not Exclusive. The lack of availability of the Escrow Amount or the decision of Enterprise, the Subs or any member of the Indemnified Acquiring Group not to make a claim against the Escrow Amount shall not limit any claims for indemnification by Enterprise, the Subs or any member of the Indemnified Acquiring Group under this Agreement. Notwithstanding anything to the contrary contained herein, Enterprise may make claims against the Escrow Amount pursuant to Section 1.9 hereof or to the extent the Escrow Amount was not adequate may seek indemnity pursuant to Section 9.1 with respect to the matters described in Sections 1.9(b)(i) and 1.9 (b)(ii) regardless of whether the Losses incurred in connection with such claims exceed the Basket.

     (vii) After-Tax Basis: Insurance Proceeds. In determining the Losses suffered by any Person, the amount thereof shall be reduced by any tax benefit realized or net insurance proceeds received by such Person as a result of the occurrence of such Losses. Any payment required by this Article IX (for indemnification or otherwise) in respect of the Losses suffered by any Person shall be in an amount that, after deducting any tax cost incurred by the Person receiving that payment, equals the amount required to be paid as determined under the applicable provisions (other than this sentence) of this Article IX. The tax benefit realized by a Person by reason of any payment or other matter shall be the amount by which (a) the aggregate amount of federal and state income and franchise taxes that would have been, but for such payment or other matter, payable by such Person (or by a group of corporations of which such Person is a member filing a consolidated or combined return) for the fiscal year, if any, in which such payment or other matter is taken into account ("but-for tax") exceeds (b) the aggregate amount of federal and state income and franchise taxes actually payable by such Person (or such group) for such fiscal year ("actual tax"). The tax cost of any payment shall be the amount by which the actual tax exceeds the but-for tax. A certificate of the chief financial officer (prepared in good faith) of the Person that realizes any tax benefit or suffers any tax cost as to the amount thereof shall be binding and conclusive evidence of the amount, if any, thereof and no indemnifying party receiving such a certificate shall be entitled to inquire as to the affairs or tax returns of such Person for purposes of determining the amount of such tax benefit. An indemnifying Person shall not be liable for any Losses to the extent such Losses are recoverable from insurance proceeds, and the amount of any such proceeds shall not reduce the amount of the Basket.


                                  ARTICLE (14)

                               GENERAL PROVISIONS

     (i) Definitions. As used in the Agreement, the following terms have the following respective meanings:

     Acquiring Group Liability Cap: as defined in Section 9.5.

     Acquisition: as defined in the recitals.

     Action: any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

     actual tax: as defined in Section 9.7.

     Affiliate: with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

     Agreed Items: any obligation or liability arising out of, relating to or on account of any of the following: (i) that certain billing dispute with Worldcom, Inc. d/b/a WilTel relating to line cost agreements; and (ii) that certain dispute with the taxing authorities of the State of Florida regarding sales taxes.

     Assets: as defined in Section 3.16.

     Basket: as defined in Section 9.5.

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

     Beneficial Owner: a beneficial owner as defined in Rules 13d-3 and 13d-5 under the Exchange Act (or any successor rules), including the provision of such Rules that a Person shall be deemed to have beneficial ownership of all securities that such Person has a right to acquire within 60 days; provided that a Person will not be deemed a beneficial owner of, or to own beneficially, any securities if such beneficial ownership (1) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and (2) is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act.

     but-for tax: as defined in Section 9.7.

     Certificate of Merger One: as defined in Section 1.5.

     Certificate of Merger Two: as defined in Section 1.5.

     Certificates: as defined in Section 1.8(b).

     Certificates of Merger: as defined in Section 1.5.

     Change of Control: the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of Enterprise and its Subsidiaries, taken as a whole, to any Person or group (as such term is used in Section 13(d)(3) and 14(d)(2) of the Exchange Act, (ii) the adoption of a plan relating to the liquidation or dissolution of Enterprise, (iii) any Person or group (as defined above) is or becomes in one or a related series of transactions the Beneficial Owner, directly or indirectly, of more than 50% of the Enterprise Common Stock, including by way of merger, consolidation or otherwise or (iv) the first day on which a majority of the members of the Board of Directors of Enterprise are not Continuing Directors.

     Closing Price: for any day, the last reported sale price regular way or, in case no such reported sale takes place on such day, the average of the closing bid and asked prices regular way for such day, in each case (1) on the principal national securities exchange on which the shares of Enterprise Common Stock are listed or to which such shares are admitted to trading or (2) if the Enterprise Common Stock is not listed or admitted to trading on a national securities exchange, in the over-the-counter market as reported by the Nasdaq Market or any comparable system or (3) if the Enterprise Common Stock is not listed on the Nasdaq Market or a comparable system, as furnished by two members of the National Association of Securities Dealers selected from time to time in good faith by the Board of Directors of Enterprise for that purpose.

     Code: as defined in the recitals.

     Contingent Liabilities: any obligation or liability on account of or for
(i) any unpaid federal, state or local taxes of any type whatsoever, including sales, use, income, franchise, employment and withholding taxes, (ii) liabilities for breach of contract whether or not now asserted, (iii) liabilities arising by reason of any existing state of facts which could be deemed to violate the rights of others, such as liabilities for patent infringement, violation of proprietary rights or creation of personal injury,
(iv) liabilities for violation of any law or regulation applicable to Sumter One, Sumter Two, and the Target Business, including Environmental Laws, and (v) liabilities under guaranty or other hold harmless arrangements.

     Continuing Directors: as of any date of determination, any member of the board of directors of Enterprise who (i) was a member of such board of directors on the Effective Date or (ii) was nominated for election or elected to such board of directors with the affirmative vote of a majority of the Continuing Directors wo were members of such board at the time of such nomination or election.

     Control (including the terms controlled by and under common control with): with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the voting of securities, as trustee or executor, or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

     Dissenting Shares: as defined in Section 1.6(d).

     Effective Date: as defined in Section 1.5.

     Effective Date Receivables: as defined in Section 1.9(b).

     Effective Date Reserve: the reserve or allowance for doubtful Effective Date Receivables which reserve or allowance shall be equal to 2.75% of the Effective Date Receivables.

     Effective Time: as defined in Section 1.5.

     Encumbrance: any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

     Enterprise: as defined in the first paragraph of this Agreement.

     Enterprise Common Stock: as defined in Section 1.6.

     Enterprise Common Stock Execution Date Price: means $61.00.

     Enterprise Common Stock Effective Date Price: the average Closing Price of a share of Enterprise Common Stock for the 20 trading days immediately preceding the Effective Date.

     Enterprise Common Stock Floor Price: as defined in Section 1.6(a).

     Enterprise Common Stock Minimum Price: as defined in Section 1.6(a).

     Enterprise Party: any of Enterprise and the Subs.

     Environmental Laws: any Law, now or hereafter in effect and as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended through the date hereof; the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. ss.ss. 6901 et seq.; the Clean Water Act, 33 U.S.C. ss.ss. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. ss.ss. 2601 et seq.; the Clean Air Act, 42 U.S.C. ss.ss. 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. ss.ss. 300f et seq.; the Atomic Energy Act, 42 U.S.C. ss.ss. 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss.ss. 136 et seq.; and the Federal Food, Drug and Cosmetic Act, 21 U.S.C. ss.ss. 301 et seq.

     ERISA: the Employee Retirement Income Security Act of 1974, as amended.

     ERISA Affiliate: an organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code which includes either Sumter One or Sumter Two.

     Escrow Agent: as defined in Section 1.9(a).

     Escrow Agreement: as defined in Section 1.9(a).

     Escrow Amount: as defined in Section 1.8(a).

     Exchange Act: as defined in Section 5.3.

     Excluded Adjustments: as defined in Section 3.7.

     Fair Market Value: as defined in Section 1.6.

     FBCA: as defined in the recitals.

     FCC: the Federal Communications Commission.

     Financial Statements: as defined in Section 3.7(a).

     Funded Debt: as defined in Section 1.6

     DGCL: as defined in the recitals.

     Governmental Authority: means any United States federal, state or local or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or judicial or arbitral body.

     Governmental Order: any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     Hazardous Materials: (a) petroleum and petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls, and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "contaminants" or "pollutants", or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance exposure to which is regulated by any Governmental Authority.

     HSR Act: as defined in Section 3.6.

     Indebtedness: with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the Stockholders, Sumter One, Sumter Two or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with U.S. GAAP, recorded as capital leases, (f) all obligations, contingent or otherwise, of such

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

Person under acceptance, letter of credit or similar facilities, (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value any capital stock of such Person or any warrants, rights or options to acquire such capital stock, valued, in the case of redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (h) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness, (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,
(iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (iv) otherwise to assure a creditor against loss, and (i) all Indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

     Indemnified Acquired Group: as defined in Section 9.2.

     Indemnified Acquiring Group: as defined in Section 9.1.

     Intellectual Property: (a) inventions, whether or not patentable, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications, (b) ideas and conceptions of potentially patentable subject matter, including, without limitation, any patent disclosures, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications, (c) national (including, but not limited to the United States) and multinational statutory invention registrations, patents (including but not limited to design patents), patent registrations and patent applications (including all reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions and all improvements to the inventions disclosed in each such registration, patent or application, (d) trademarks, service marks, trade dress, logos, trade names and corporate names, whether or not registered and regardless of where used, including but not limited to all common law rights, and registrations and applications for registration thereof, including, but not limited to, all marks registered in the United States Patent and Trademark office, the Trademark Offices of the States and Territories of the United States of America, and the Trademark Offices of other nations throughout the world, and all rights therein provided by international treaties or conventions, (e) copyrights (including but not limited to copyrights on designs) (registered or otherwise) and registrations and applications for registration thereof, and all rights therein provided by any national law, international treaties or conventions, (f) computer software, including, without limitation, source code, operating systems and specifications, data, data bases, files, documentation and other materials related thereto, data and documentation, (g) trade secrets and confidential, technical and business information (including but not limited to ideas, formulas, compositions, inventions, and conceptions of inventions whether patentable or unpatentable and whether or not reduced to practice), (h) whether or not confidential, technology (including know-how and show-how), manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (i) any right arising under any law providing protection to industrial or other designs, (j) copies and tangible embodiments of all the foregoing, in whatever form or medium, (k) all rights to obtain and rights to apply for patents, and to register trademarks and copyrights, and (l) all rights to sue or recover and retain damages and costs and attorneys fees for present and past infringement of any of the foregoing.

     Interim Balance Sheet: as defined in Section 3.7.


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

     Interim Balance Sheet Date: as defined in Section 3.7.

     Interim Financial Statements: as defined in Section 3.7.

     Inventories: all inventory, merchandise, finished goods, and raw materials, packaging, supplies and other personal property related to the Target Business maintained, held or stored by or for Sumter One or Sumter Two and any prepaid deposits for any of the same.

     IRS: the Internal Revenue Service of the United States.

     Law: any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

     Liabilities: any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, Contingent Liabilities, those arising under any Law (including, without limitation, any Environmental Law), Action or Governmental order and those arising under any contract, agreement, arrangement, commitment or undertaking.

     Liability Cap: as defined in Section 9.5.

     Licenses: as defined in Section 3.13.

     Losses: as defined in Section 9.1.

     Make Whole Right: as defined in Section 7.2(i).

     Material Adverse Effect: any change or effect that, individually or in the aggregate with all other changes or effects, is or is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of Sumter One or Sumter Two, when used with respect to Sumter One or Sumter Two, respectively, or of Enterprise and its Subsidiaries, taken as a whole, when used with respect to Enterprise.

     Material Contracts: as defined in Section 3.14(a).

     Merger Consideration: the sum of the Merger One Per Share Consideration and the Merger Two Per Share Consideration.

     Merger One: as defined in the recitals.

     Merger One Aggregate Stock Consideration: as defined in Section 1.6(a).

     Merger One Cash Consideration: as defined in Section 1.6(a).

     Merger One Consideration: as defined in Section 1.6(a).

     Merger One Per Share Stock Consideration: as defined in Section 1.6(a).

     Merger One Stock Consideration: as defined in Section 1.6(a).

     Mergers: as defined in the recitals.

     Merger Two: as defined in the recitals.

     Merger Two Aggregate Stock Consideration: as defined in Section 1.6(a).

     Merger Two Cash Consideration: as defined in Section 1.6(a).

     Merger Two Consideration: as defined in Section 1.6(a).

     Merger Two Per Share Stock Consideration: as defined in Section 1.6(a).

     Merger Two Stock Consideration: as defined in Section 1.6(a).

     Operative Documents: This Agreement, the Transition Agreement, the Escrow Agreement and the Registration Rights Agreement.

     Permitted Encumbrances: such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced:
(a) liens for taxes, assessments and governmental charges or levies not yet due and delinquent which are not in excess of the amount accrued therefor on the Reference Balance Sheet; (b) Encumbrances imposed by law, such as materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 30 days and (ii) are not in excess of $5,000 in the case of a single property or $50,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations and obligations to secure the performance of bids, tenders, trade contracts, surety bonds, performance and return-of-money bonds and other obligation of like nature; and
(d) minor survey exceptions, rights of way, reservations, restrictions, reciprocal easement agreements and other customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and reasonably anticipated purposes.

     Person: an individual, partnership, limited partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, other entity and a government or any department, subdivision, agency, commission or authority thereof.

     Principal Stockholder: as defined in Section 6.6.

     Receivables: any and all accounts receivable, notes and other amounts receivable by Sumter One or Sumter Two from third parties, including, without limitation, customers, arising from the conduct of the Target Business or otherwise before the Effective Date, whether or not in the ordinary course, together with all unpaid financing charges accrued thereon.

     Reference Balance Sheet: the audited consolidated balance sheet of each of Sumter One and Sumter Two as of the Reference Balance Sheet Date, together with all related notes and schedules thereto, accompanied by the reports thereon of Target's accountants.

     Reference Balance Sheet Date: as defined in Section 3.7(a).

     Registration Rights Agreement: as defined in Section 2.1.

     Restricted Business: the business of (i) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities, (ii) creating, developing or marketing communications related network equipment, software and other devices for use in such a business or (iii) evaluating, participating or pursuing any other activity or opportunity that is related to those identified in (i) or (ii) above.

     SEC: as defined in Section 3.27.

     SEC Reports: as defined in Section 4.5.

     Securities Act: as defined in Section 3.27.

     Stockholder and Stockholders: as defined in the first paragraph of this Agreement.

     Sub One: as defined in the first paragraph of this Agreement.

     Subs: as defined in the first paragraph of this Agreement.

     Subsidiary: with respect to any Person, any corporation or other business entity, of which a majority (by number of votes) of the shares of capital stock (or other voting interests) at the time outstanding is owned by such Person directly or indirectly through Subsidiaries.

     Sub Two: as defined in the first paragraph of this Agreement.

     Sumter One: as defined in the first paragraph of this Agreement.

     Sumter One Common Stock: as defined in Section 1.6.

     Sumter One Employees Trust: as defined in Section 6.8.

     Sumter Two: as defined in the first paragraph of this Agreement.

     Sumter Two Common Stock: as defined in Section 1.6.

     Sumter Party: any of the Stockholders, Sumter One and Sumter Two.

     Surviving Corporation One: as defined in Section 1.1.

     Surviving Corporations: as defined in Section 1.1.

     Surviving Corporation Two: as defined in Section 1.1.

     Target: as defined in the first paragraph of this Agreement.

     Target Business: the businesses conducted by Sumter One and Sumter Two.

     Target Plans: as defined in Section 3.19.

     Target Group Plans: as defined in Section 3.19.

     Target takeover proposal: as defined in Section 5.3.

     Tax or Taxes: any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

     Transition Agreement: as defined in Section 6.6.

     Transition Period: as defined in Section 6.6.

     Trusts: the trusts set forth on the signature pages to this Agreement.

     U.S. GAAP: United States generally accepted accounting principles and practices as in effect from time to time and applied consistently throughout the periods involved.

     (ii) Notices. All notices, consents, instructions and other communications required or permitted under this Agreement shall be effective only if given in writing and shall be considered to have been duly given when (i) delivered by hand, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed (on the same date) by certified or registered mail, return receipt requested, postage prepaid, or (iii) re ceived by the addressee, if sent by Express Mail, Federal Express or other reputable express delivery service (receipt requested), or by first class certified or registered mail, return receipt requested, postage prepaid. Notice shall be sent in each case to the appropriate addresses or telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may from time to time designate as to itself by notice simi larly given to the other parties in accordance herewith, which shall not be deemed given until received by the addressee). Notice shall be given:

     if to Enterprise, Sub One or Sub Two, a copy to:

                           3625 Queen Palm Drive
                           Tampa, Florida 33619
                           Attention: Chief Financial Officer

                           with a copy to:

                           Kronish, Lieb, Weiner & Hellman LLP
                           1114 Avenue of the Americas
                           New York, NY 10036
                           Attention:  Ralph J. Sutcliffe, Esq.

     if to Sumter One, a copy to:

                           111 Congress Avenue
                           Suite 3000
                           Austin, Texas 78701
                           Attention: James M. Mansour
                           Telecopie(512) 472-9018

                           with a copy to:

                           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                           1900 Frost Bank Plaza
                           816 Congress Avenue
                           Austin, Texas 78701
                           Attn: John Strickland, Esq.
                           Telecopie(512) 499-6290
     if to Sumter Two, a copy to:

                           111 Congress Avenue
                           Suite 3000
                           Austin, Texas 78701
                           Attention: James M. Mansour
                           Telecopie(512) 472-9018

                           with a copy to:

                           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                           1900 Frost Bank Plaza
                           816 Congress Avenue
                           Austin, Texas 78701
                           Attn: John Strickland, Esq.
                           Telecopie(512) 499-6290

     if to any of the Stockholders, a copy to:

                           such Stockholder
                           c/o National Telecommunications of Florida, Inc. 111 Congress Avenue
                           Suite 3000
                           Austin, Texas 78701
                           Attention: James M. Mansour
                           Telecopie(512) 472-9018

                           with a copy to:

                           Akin, Gump, Strauss, Hauer & Feld, L.L.P.
                           1900 Frost Bank Plaza
                           816 Congress Avenue
                           Austin, Texas 78701
                           Attn: John Strickland, Esq.
                           Telecopie(512) 499-6290

     (iii) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated thereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement including the Mergers, be consummated as originally contemplated to the fullest extent possible.

     (iv) Miscellaneous. This Agreement the other Operative Documents (including the exhibits, documents and instruments referred to herein or therein) (a) constitute the entire agreement and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; (b) are not intended to confer upon any other person other than the parties hereto any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise, except that each of Enterprise and the Subs may assign its rights and obligations hereunder without the consent of Target or the Stockholders to one or more direct or indirect Subsidiaries of Enterprise (it being recognized that such an assignment shall not release or discharge the assignor from its obligations under this Agreement); and (d) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of New York, except, with respect to matters relating to the Mergers, which shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware or the laws of the State of Florida, as the case may be (in each case, without regard to conflicts of laws provisions). The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in two or more counterparts which together shall constitute a single instrument.

     (v) Specific Performance. The parties agree that due to the unique subject matter of this transaction, monetary damages will be insufficient to compensate the non-breaching party in the event of a breach of any part of this Agreement. Accordingly, the parties agree that the non-breaching party shall be entitled (without prejudice to any other right or remedy to which it may be entitled) to an appropriate decree of specific performance, or an injunction restraining any violation of this Agreement or other equitable remedies to enforce this Agreement (without establishing the likelihood of irreparable injury or posting bond or other security), and the breaching party waives in any action or proceeding brought to enforce this Agreement the de fense that there exists an adequate remedy at law.

     (vi) Disputes. Any controversy, claim or dispute arising out of or relating to this Agreement or the breach, termination or validity thereof (including without limitation the determination of the scope or applicability of the agreement to arbitrate), other than a controversy, claim or dispute arising out of or relating to the provisions of Section 6.8 hereof, shall be determined by arbitration in New York City before one arbiter mutually agreed upon by the parties or, if not so agreed, by one arbiter selected pursuant to the Commercial Arbitration Rules of the American Arbitration Association in New York (the "Arbiter"). The determination of the Arbiter shall be final and binding on the parties hereto. The cost and expenses incurred in connection with a determination by the Arbiter shall be allocated by the Arbiter, in its discretion, in proportion to the relative success of the parties as to the dispute. Judgement upon the award rendered may be entered in any court having competent jurisdiction.

     (vii) VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK RESIDING IN THE BOROUGH OF MANHATTAN OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT OF THIS AGREEMENT OR ANY OF THE OTHER OPERATIVE DOCUMENTS THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT THIS AGREEMENT OR ANY OTHER OPERATIVE DOCUMENT MAY NOT BE ENFORCED IN OR BY SAID COURTS OR THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR (PROVIDED THAT PROCESS SHALL BE SERVED IN ANY MANNER REFERRED TO IN THE FOLLOWING SENTENCE) THAT SERVICE OF PROCESS UPON SUCH PARTY IS INEFFECTIVE. EACH PARTY HERETO AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION, SUIT OR PROCEEDING AGAINST IT WITH RESPECT TO THIS AGREEMENT OR ANY RELATED AGREEMENT MAY BE MADE UPON IT IN ANY MANNER PERMITTED BY THE LAWS OF THE STATE OF NEW YORK OR THE FEDERAL LAWS OF THE UNITED STATES. SERVICE OF PROCESS IN ANY MANNER REFERRED TO IN THE PRECEDING

SENTENCE SHALL BE DEEMED, IN EVERY RESPECT, EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY.

     (viii) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY OR AGAINST IT ON ANY MATTERS WHATSOEVER, IN CONTRACT OR IN TORT, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

                            [SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, Enterprise, the Subs and Target have caused this Agreement to be executed, by their respective duly authorized officers, and the Stockholders have executed this Agreement, on the date first above written.

                                   INTERMEDIA COMMUNICATIONS INC.


                                   By ___________________________
                                      Name:
                                      Title:


                                   SUMTER ONE ACQUISITION, INC.


                                   By ___________________________
                                      Name:
                                      Title:


                                   SUMTER TWO ACQUISITION, INC.


                                   By ___________________________
                                      Name:
                                      Title:


                                   NATIONAL TELECOMMUNICATIONS OF
                                   FLORIDA, INC.


                                   By ___________________________
                                      Name:
                                      Title:


                                   NTC, INC.


                                   By ___________________________
                                        Name:
                                        Title:

                        [CONTINUATION OF SIGNATURE PAGE]

                                     _______________________________________
                                     Name: James M. Mansour


                                     _______________________________________
                                     Name: John A. Mansour


                                     _______________________________________
                                     Name: Mark A. Mansour


                                     Ned Michael Jabour Trust; Grantor
                                      James M. Mansour


                                     By ________________________
                                                                   Name: John A.
                                                                   Mansour
                                        Title: Trustee


                                     Phyllis Mansour Crews Trust;
                                      Grantor James M. Mansour


                                     By ________________________
                                                                   Name: John A.
                                                                   Mansour
                                        Title: Trustee


                                     Samuel Philip Mansour Trust;
                                      Grantor John A. Mansour


                                     By ________________________
                                                                  Name: James M.
                                                                  Mansour
                                        Title: Trustee


                                     Mary Margaret Mansour Trust;
                                      Grantor John A. Mansour

                                     By ________________________
                                                                  Name: James M.
                                                                  Mansour

                                        Title: Trustee

                        [CONTINUATION OF SIGNATURE PAGE]


                                    Teresa Marie Mansour Trust; Grantor
                                     John A. Mansour


                                     By ________________________
                                                                  Name: James M.
                                                                  Mansour
                                        Title: Trustee


                                    Samera Louise Mansour Trust;
                                     Grantor James M. Mansour


                                     By ________________________
                                                                  Name: John A.
                                                                  Mansour
                                       Title: Trustee

                                    Philip Mansour, Jr. Trust; Grantor
                                     John A. Mansour


                                     By ________________________
                                                                  Name: James M.
                                                                  Mansour
                                        Title: Trustee


                                    Philip Mansour, Jr. Trust; Grantor
                                     James M. Mansour


                                     By ________________________
                                                                  Name: John A.
                                                                  Mansour
                                        Title: Trustee

                                     Annex A

General Assumptions:

70% of Merger One Consideration (Merger One Aggregate Stock Consideration before any adjustments): $120 million

Enterprise Common Stock Execution Date Price: $60

Enterprise Common Stock Floor Price: $45

Enterprise Common Stock Minimum Price: $40


Example 1:

Assumption: Enterprise Common Stock Effective Date Price: $70

Results:

Merger One Aggregate Stock Consideration =  $120 million (no adjustments done)

Fair Market Value = Enterprise Common Stock Execution Date Price

Aggregate Number of shares of
Enterprise Common Stock Delivered:
         $120 million / Fair Market Value ($60) = 2,000,000


Example 2:

Assumption: Enterprise Common Stock Effective Date Price: $50

Results:

Merger One Aggregate Stock Consideration = $120 million (no adjustments done)

Fair Market Value = Enterprise Common Stock Execution Date Price

Aggregate Number of shares of
Enterprise Common Stock Delivered:
         $120 million / Fair Market Value ($60) = 2,000,000


Example 3:

Assumption: Enterprise Common Stock Effective Date Price: $40
                     Enterprise has exercised its option to Make Whole
Results:


                                       A1

Merger One Aggregate Stock Consideration = 70% of Merger One Consideration ($120 million) divided by Enterprise Common Stock Execution Date Price ($60) multiplied by Enterprise Common Stock Floor Price ($45) = $90 million

Fair Market Value = Enterprise Common Stock Effective Date Price

Aggregate Number of shares of
Enterprise Common Stock Delivered:
         $90 million / Fair Market Value ($40) = 2,250,000


Example 5:

Assumption:  Enterprise Common Stock Effective Date Price: $40
             Enterprise has not exercised its option to Make
             Whole and Sumter agrees to close anyway

Results:

Merger One Aggregate Stock Consideration = $120 million (no adjustments done)

Fair Market Value = Enterprise Common Stock Execution Date Price

Aggregate Number of shares of
Enterprise Common Stock Delivered:
         $120 million / Fair Market Value ($60) = 2,000,000

Example 6:

Assumption:  Enterprise Common Stock Effective Date Price: $30
                     Sumter agrees to close

Results:

Merger One Aggregate Stock Consideration = $120 million (no adjustments done)

Fair Market Value = Enterprise Common Stock Execution Date Price

Aggregate Number of shares of
Enterprise Common Stock Delivered:
         $120 million / Fair Market Value ($60) = 2,000,000


                                       A2